UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

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☐	Soliciting Material Pursuant to Section 240.14a-12

MID-AMERICA APARTMENT COMMUNITIES, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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MID-AMERICA APARTMENT COMMUNITIES, INC.

April 16, 2012

To our shareholders:

You are invited to attend the 2012 Annual Meeting of Shareholders of Mid-America Apartment Communities, Inc. to be held at 11:00 a.m., Central Daylight Time, on Thursday, May 24, 2012, at 6584 Poplar Avenue, Memphis, Tennessee 38138. The Notice of Annual Meeting of Shareholders and Proxy Statement, both of which accompany this letter, provide details regarding the business to be conducted at the meeting, as well as other important information about us.

During the meeting, management will review our recently completed 2011 fiscal year and provide a report on our progress, including recent developments. Shareholders will also have the opportunity to ask questions about us.

Along with the other members of the Board of Directors and management, I look forward to greeting you at the Annual Meeting if you are able to attend.

Cordially,

H. Eric Bolton, Jr. Chairman of the Board of Directors and Chief Executive Officer

MID-AMERICA APARTMENT COMMUNITIES, INC.
6584 Poplar Avenue
Memphis, Tennessee 38138

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON THURSDAY, MAY 24, 2012

TIME, DATE & PLACE

The 2012 Annual Meeting of Shareholders, or the Annual Meeting, will be held at 11:00 a.m., Central Daylight Time, on Thursday, May 24, 2012, at 6584 Poplar Avenue, Memphis, Tennessee 38138.

ITEMS OF BUSINESS

Shareholders will consider and vote on the following items at the Annual Meeting:

1.	Election of the eight directors named herein to serve for one year and until their successors have been duly elected and qualified;
2.	Amendment to the Amended and Restated Charter of Mid-America Apartment Communities, Inc., or the Charter, to increase the number of authorized shares of common stock to 100,000,000;
3.	An advisory (non-binding) vote to approve the compensation of our named executive officers as disclosed in the accompanying Proxy Statement;
4.	Ratification of Ernst & Young LLP as our independent registered public accounting firm for 2012; and
5.	Such other business as may properly come before the meeting or any adjournment thereof.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ALL ITEMS.

WHO MAY VOTE

Shareholders of record at the close of business on Friday, March 16, 2012, are entitled to receive this notice and vote at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders To Be Held on May 24, 2012. The Proxy Statement, Form 10-K and 2011 Annual Report are available at www.ProxyVote.com.

HOW TO VOTE

Your vote is important. Please refer to the Proxy Card and the accompanying Proxy Statement for information regarding your voting options. Even if you plan to attend the Annual Meeting, please take advantage of one of the advance voting options to assure that your shares are represented at the Annual Meeting. You may revoke your proxy at any time before it is voted by following the procedures described in the accompanying Proxy Statement.

By Order of the Board of Directors

Leslie B.C. Wolfgang Senior Vice President, Director of Investor Relations and Corporate Secretary

Memphis, Tennessee
April 16, 2012

Whether or not you plan to attend the Annual Meeting, please submit your proxy prior to the
Annual Meeting by following the instructions on the enclosed Proxy Card or voter instruction form. Shareholders who attend the Annual Meeting may vote even if they have already sent in a proxy.

MID-AMERICA APARTMENT COMMUNITIES, INC.
6584 Poplar Avenue
Memphis, Tennessee 38138

PROXY STATEMENT FOR THE
2012 ANNUAL MEETING OF SHAREHOLDERS

Mid-America Apartment Communities, Inc. is soliciting proxies, and your vote is very important. For this reason, the Board of Directors is requesting that you allow your shares to be represented at the Annual Meeting of Shareholders by the proxies named on the enclosed Proxy Card. In connection with our solicitation of proxies, we are mailing this Proxy Statement, the enclosed Proxy Card, our 2011 Annual Report, and our 2011 Annual Report on Form 10-K to all shareholders beginning on or about April 16, 2012.

In this Proxy Statement, terms such as “MAA”, “we,” “us” and “our” refer to Mid-America Apartment Communities, Inc.

INFORMATION ABOUT THE MEETING

When is the Annual Meeting?

The Annual Meeting will be held on Thursday, May 24, 2012, at 11:00 a.m., Central Daylight Time.

Where will the Annual Meeting be held?

Our Annual Meeting will be held at 6584 Poplar Avenue, Memphis, Tennessee 38138.

What items will be voted on at the Annual Meeting?

You will vote on the following matters:

1.	Election of eight directors named herein to serve for one year and until their successors have been duly elected and qualified;
2.	An amendment to our Charter to increase the number of authorized shares of common stock to 100,000,000;
3.	An advisory (non-binding) vote to approve the compensation of our named executive officers as disclosed in this Proxy Statement;
4.	Ratification of Ernst & Young LLP as our independent registered public accounting firm for 2012; and
5.	Such other business as may properly come before the meeting or any adjournment thereof.

As of the date of this Proxy Statement, we are not aware of any other matters that will be presented for action at the Annual Meeting.

What are the Board of Directors’ recommendations?

Our Board of Directors recommends that you vote:

1.	“FOR” the election of the eight nominees named herein to serve on the Board of Directors;
2.	“FOR” the amendment to the Charter to increase the number of authorized shares of common stock to 100,000,000;
3.	“FOR” the advisory (non-binding) vote to approve the compensation of our named executive officers as disclosed in this Proxy Statement; and
4.	“FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for 2012.

If any other matter properly comes before the Annual Meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

Do directors attend the annual meeting of shareholders?

We do not require our directors to attend our Annual Meeting of Shareholders, but the Board of Directors encourages its members to attend. All of our directors attended last year’s Annual Meeting of Shareholders held on May 26, 2011.

INFORMATION ABOUT VOTING

Who is entitled to vote at the Annual Meeting?

Only shareholders of record at the close of business on the record date, March 16, 2012, are entitled to receive notice of the 2012 Annual Meeting and to vote the shares that they held on the record date at the annual meeting, or any postponement or adjournment of the annual meeting. The only class of stock that can be voted at the meeting is our common stock. Each share of common stock is entitled to one vote on all matters that come before the meeting. As of the close of business on March 16, 2012, we had 40,942,778 shares of common stock outstanding.

Shareholders of Record: Shares Registered in Your Name.  If on March 16, 2012 your shares were registered directly in your name with our transfer agent, then you are a shareholder of record. As a shareholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the enclosed Proxy Card, or vote by proxy over the telephone or on the Internet as instructed below, to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank.  If on March 16, 2012 your shares were held in an account at a brokerage firm, bank, dealer or similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

How do I vote my shares?

Shareholders of Record:  If you are a shareholder of record (your shares are registered directly in your name with our transfer agent) you may vote your shares in person or by proxy:

In Person:  You may attend the Annual Meeting and vote in person.

By Proxy:  You can vote by telephone, on the Internet or by mail. We encourage you to vote by telephone or Internet, both of which are convenient, cost-effective, and reliable alternatives to returning your Proxy Card by mail.

•	By Telephone: You may submit your voting instructions by telephone by following the instructions printed on the Proxy Card. If you submit your voting instructions by telephone, you do not have to mail in your Proxy Card.
•	On the Internet: You may vote on the Internet by following the instructions printed on the Proxy Card. If you vote on the Internet, you do not have to mail in your Proxy Card.
•	By Mail: If you properly complete and sign the enclosed Proxy Card and return it in the enclosed envelope, it will be voted in accordance with your instructions. The enclosed envelope requires no additional postage if mailed in the United States.

Beneficial Owner:  If you are a beneficial owner (your shares are held in an account with a brokerage firm, bank, dealer or similar organization), you may vote your shares in person or by proxy:

In Person:  You may attend the Annual Meeting and vote in person; however, you will need to present a written consent from your broker permitting you to vote the shares in person at the Annual Meeting.

By Proxy:  If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should receive a Proxy Card and voting instructions with these proxy materials from that organization rather than from us. Complete and mail the Proxy Card to ensure that your vote is counted. Alternatively, follow the instructions provided by your broker or bank to vote by telephone or over the Internet as that organization allows.

What if I have shares in the MAA Employee Stock Ownership Plan?

If you have shares in an account under our Employee Stock Ownership Plan, you have the right to vote the shares in your account. To do this, you must sign and timely return the Proxy Card you received with this Proxy Statement, or grant your proxy by telephone or over the Internet by following the instructions on the Proxy Card.

How will my vote be cast?

Your vote will be cast as you indicate on your Proxy Card. If you submit an executed proxy without marking any voting selections, your shares will be voted as follows:

1.	“FOR” the election of the eight nominees named herein to serve on the Board of Directors;
2.	“FOR” the amendment to the Charter to increase the number of authorized shares of common stock to 100,000,000;
3.	“FOR” the advisory (non-binding) vote to approve the compensation of our named executive officers as disclosed in this Proxy Statement; and
4.	“FOR” the selection of Ernst & Young LLP to serve as our independent registered public accounting firm for 2012.

If any additional matters are properly presented at the meeting, your proxy (one of the individuals named on your Proxy Card) will vote your shares using his or her best judgment. Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withheld” votes and (with respect to proposals other than the election of directors) “Against” and “Abstain” votes.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. In the event that a broker, bank, custodian, nominee or other record holder of our common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, then those shares will be treated as broker non-votes. Shares represented by such broker non-votes will be counted in determining whether there is a quorum.

Can I change my vote after I return my Proxy Card?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

1.	You may submit another properly completed proxy bearing a later date;
2.	You may send a written notice that you are revoking your proxy to our Corporate Secretary, 6584 Poplar Avenue, Memphis, Tennessee 38138; or
3.	You may attend the Annual Meeting and notify the election officials at the meeting that you wish to revoke your proxy and vote in person. Attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as nominee or agent, you should follow the instructions provided by your broker or bank.

How many votes are needed to approve each proposal?

1.	For the election of directors, the eight nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Abstentions and broker non-votes will have no effect.
2.	For the amendment to the Charter to increase the number of authorized shares of common stock to 100,000,000 to pass, the proposal must receive the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the matter. Abstentions will have the same effect as an “Against” vote, but broker non-votes will have no effect.
3.	For the advisory (non-binding) vote on the compensation of our named executive officers to be approved, the proposal must receive the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the matter. Abstentions will have the same effect as an “Against” vote, but broker non-votes will have no effect.
4.	For ratification of the proposal to appoint Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012, the proposal must receive the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the matter. Abstentions will have the same effect as an “Against” vote, but broker non-votes will have no effect. However, the Audit Committee is not bound by a vote either for or against the firm. The Audit Committee will consider a vote against the firm by the shareholders in selecting our independent registered public accounting firm in the future.

How many shares must be present to constitute a quorum for the meeting?

A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by shareholders present at the meeting or by proxy. On March 16, 2012, the record date, there were 40,942,778 shares outstanding and entitled to vote. Thus 20,471,390 shares must be represented by shareholders present at the meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the Chairman of the meeting or a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final results will be disclosed in a Form 8-K, which can be found on the For Investors page of our website (http://ir.maac.com) following the report’s filing with the Securities and Exchange Commission within four business days of the meeting. Information from this website is not incorporated by reference into this Proxy Statement.

ADDITIONAL INFORMATION

How and when may I submit a shareholder proposal for the 2013 Annual Meeting?

Our annual meeting of shareholders generally is held in May of each year. We will consider for inclusion in our proxy materials for the 2013 Annual Meeting of Shareholders, shareholder proposals that are received at our executive offices no later than December 18, 2012, and that comply with our Amended and Restated Bylaws and all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934. Proposals must be sent to our Corporate Secretary at MAA, 6584 Poplar Avenue, Memphis, Tennessee 38138.

Pursuant to our Amended and Restated Bylaws, shareholders wishing to submit proposals or director nominations that are not to be included in our proxy materials must have given timely notice thereof in writing to our Corporate Secretary. To be timely for the 2013 Annual Meeting of Shareholders, you must notify our Corporate Secretary, in writing, no later than the close of business on February 23, 2013 nor earlier than the close of business on January 24, 2013. We also advise you to review our Amended and Restated Bylaws, which contain additional requirements about advance notice of shareholder proposals and director nominations, including the different notice submission date requirements in the event that we do not hold our 2013 Annual Meeting of Shareholders between April 24, 2013 and July 24, 2013. The Chairman of the 2013 Annual Meeting of Shareholders may determine, if the facts warrant, that a matter has not been properly brought before the meeting and, therefore, may not be considered at the meeting. In addition, the proxy solicited by the Board of Directors for the 2013 Annual Meeting of Shareholders will confer discretionary voting authority with respect to any matter presented by a shareholder at that meeting for which we have not been provided with timely notice.

How can I obtain the Annual Report on Form 10-K?

Our Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the SEC, including the financial statements, and financial statement schedules is being mailed along with this Proxy Statement. Our Annual Report on Form 10-K for the year ended December 31, 2011, including all exhibits may be obtained from the SEC Filings and Reports link on the For Investors page of our web-site at http://ir.maac.com or received free of charge by writing Investor Relations at MAA, 6584 Poplar Avenue, Memphis, Tennessee 38138.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. We expect that this Proxy Statement will first be sent to shareholders on or about April 16, 2012. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

How many copies should I receive if I share an address with another shareholder?

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for Proxy Statements with respect to two or more shareholders sharing the same last name and address by delivering a single Proxy Statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies.

We and some brokers household proxy materials, delivering a single Proxy Statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate Proxy Statement, or if you are receiving multiple copies of the Proxy Statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or by marking the appropriate box on your Proxy Card if you hold registered shares.

We can only household registered shares. If you own registered shares as well as hold shares in a brokerage account, you will continue to receive multiple copies of the Proxy Statement. Similarly, if you own shares in more than one brokerage firm, you can only household the Proxy Statements you receive within each individual brokerage house.

Whom should I contact if I have any questions?

If you have any questions about the Annual Meeting, these proxy materials or your ownership of our common stock, please contact our Investor Relations Department at 6584 Poplar Avenue, Memphis, Tennessee 38138, or email investor.relations@maac.com or call (901) 682-6600.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES

What is our philosophy regarding corporate governance?

We believe that effective corporate governance is critical to our long-term health and our ability to create value for our shareholders. We have continued to review our corporate governance policies and practices and to compare them against “best practices” proposals and the practices of other public companies. We will continue to monitor emerging developments in corporate governance and enhance our policies and procedures when required or when our Board of Directors determines that it would benefit the company and our shareholders. Based on this review, the Board of Directors has established and maintains Corporate Governance Guidelines that include detailed specifications for director qualification and responsibility. You may find a copy of our Corporate Governance Guidelines on the For Investors page of our website at http://ir.maac.com.

The responsibilities of our Board of Directors and our Board of Directors’ committees are described below, along with other corporate governance-related disclosures. All of our Board of Directors’ committees have written charters, which can be found in the Corporate Overview section on the For Investors page of our website at http://ir.maac.com. We will also provide a copy of any committee charter, the Corporate Governance Guidelines or our Code of Business Conduct and Ethics without charge upon written request sent to: MAA, Attention: Investor Relations, 6584 Poplar Avenue, Memphis, Tennessee 38138. Our Board of Directors may, from time-to-time, form other committees as circumstances warrant. Such committees will have authority and responsibility as delegated by our Board of Directors.

How many independent directors do we have?

Our Board of Directors has affirmatively determined that seven of our current eight director nominees are independent: Alan B. Graf, Jr. (Nominee), John S. Grinalds (Nominee), Ralph Horn (Nominee), Philip W. Norwood (Nominee), W. Reid Sanders (Nominee), William B. Sansom (Nominee), and Gary Shorb (Nominee). All of these directors meet the independence standards of our Corporate Governance Guidelines, the New York Stock Exchange, or the NYSE, listing standards and applicable SEC rules.

How do we determine whether a director is independent?

A director is considered independent if our Board of Directors affirmatively determines that the director has no direct or indirect material relationship with us. Consistent with the requirements of the SEC, the NYSE and general corporate “best practices” proposals, our Board of Directors reviews all relevant transactions or relationships between each director, or any of his or her family members, and us, our senior management and our independent auditors. Our Board of Directors has adopted the following categorical standards:

•	A director who is an employee or whose immediate family member is one of our executive officers is not independent until three years after the end of such employment relationship.
•	A director who receives, or whose immediate family member receives, more than $120,000 per year in direct compensation from us, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $120,000 per year in such compensation.

•	A director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, any of our present or former internal or external auditors is not independent until three years after the end of the affiliation or the employment or auditing relationship.
•	A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of our present executive officers serve on that company’s Compensation Committee is not independent until three years after the end of such service or the employment relationship.
•	A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, us for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not “independent” until three years after falling below such threshold.

Our Board of Directors consults with our corporate counsel to ensure that the Board of Directors’ determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the NYSE, as in effect from time-to-time.

Do any independent directors have relationships with us that the Board of Directors determined were not material?

Mr. Graf is an Executive Vice President and Chief Financial Officer of FedEx Corporation. In the normal course of business, we use FedEx as an overnight courier. Our Board of Directors concluded that this relationship is not material and does not otherwise impair, or appear to impair, Mr. Graf’s independent judgment, and therefore does not prevent him from being independent.

Mr. Horn was Chairman of the Board of Directors of First Tennessee National Corporation, or FTNC, now First Horizon National Corporation, or FHNC, until December 2003 and was previously the President and Chief Executive Officer of FTNC until 2002. Mr. Sansom serves on the Board of Directors and Executive Committee of FHNC. We have a line of credit with a group of banks led by KeyBank. First Tennessee Bank, the principal banking subsidiary of FHNC, has committed approximately $12.5 million, or 5% of the total, towards this line of credit. The line of credit was entered into in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions between unrelated parties. In the normal course of business, we may also utilize FHNC for certain banking services, including corporate credit cards or checking and/or depository accounts. We have banking relationships with several banks dependent upon fees and availability in the geographic regions of our apartment communities. Due to the arm’s-length nature of the transactions, our Board of Directors concluded that these relationships are not material and do not otherwise impair, or appear to impair, Mr. Horn’s or Mr. Sansom’s independent judgment, and therefore do not prevent either of them from being independent.

Mr. Sansom also serves as the Chairman of the Board of Directors for the Tennessee Valley Authority, or TVA. TVA is a public power company which supplies wholesale power to municipal and cooperative power distributors as well as large industries and government installations. Some of MAA’s communities may be served by power companies who purchase power from TVA. None of MAA’s communities buy power directly from TVA. As MAA communities would have no influence over the wholesale choices of the power companies that serve them, our Board of Directors concluded that this potential relationship is not material and does not otherwise impair, or appear to impair, Mr. Sansom’s independent judgment, and therefore does not prevent him from being independent.

How many times did our Board of Directors meet last year?

Our Board of Directors held 10 meetings during 2011.

Did any of our directors attend fewer than 75% of the meetings of the Board of Directors and their assigned committees?

All of the directors who were serving during the calendar year 2011 attended more than 75% of the meetings of our Board of Directors and their assigned committees during the fiscal year.

How is our Board of Directors structured?

If all of our director nominees are elected by our shareholders, the leadership structure of our Board of Directors will include a combined Chairman of the Board and Chief Executive Officer and seven independent directors. All of our directors serve with equal importance and have an equal vote on all matters. Our independent directors meet without management present at regularly scheduled executive sessions. Messrs. Graf and Horn serve as co-lead independent directors and, as such, alternate leading the meetings of the independent directors. Our Board of Directors believes that we have been and continue to be well served by having our Chief Executive Officer also serve as Chairman of the Board of Directors. The Board of Directors has three standing committees (Audit, Compensation and Nominating and Corporate Governance) which are all led by chairmen who are independent directors and are 100% comprised of independent directors. The current leadership model, when combined with the composition of our Board of Directors, the strong leadership of our independent directors, the Board committees and the highly effective corporate governance policies already in place, strikes an appropriate balance between consistent leadership and independent oversight of our business and affairs.

Does our Board of Directors meet regularly without management present?

Our directors, excluding Mr. Bolton, regularly meet to promote open discussion among the non-management directors. As co-lead independent directors, Messrs. Graf and Horn alternate leading the meetings of the non-management directors. The non-management directors held four executive sessions during 2011.

Do our independent directors meet regularly without non-independent members?

Our directors, excluding Mr. Bolton and Mr. Wadsworth, meet regularly to promote open discussion among the independent directors. As co-lead independent directors, Messrs. Graf and Horn alternate leading the meetings of the independent directors. The independent directors held four executive sessions during 2011.

Does our Board of Directors have any standing committees?

We have three standing committees: Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. The members of each committee are independent, pursuant to the standards set forth in our Corporate Governance Guidelines, the NYSE listing standards and applicable SEC rules. Each standing committee of the Board of Directors has a charter, which can be found on the For Investors page of our website at http://ir.maac.com in the Corporate Overview section.

The current membership of and information about each of our Board of Director committees is shown below.

Committee/Current Members	Committee Functions
Audit Committee Current Members Mr. Graf (Chairman) Mr. Grinalds Mr. Sanders Number of meetings held in 2011: Eight	• appoints, determines the compensation of, and oversees the work of the independent registered public accounting firm;
• pre-approves all auditing services and permitted non-audit services, including the fees and terms thereof, to be performed by the independent registered public accounting firm;

•

reviews and discusses with management and the independent registered public accounting firm the annual audited and quarterly unaudited financial statements and our disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 10-Qs and 10-Ks;

• reviews and discusses the adequacy and effectiveness of our systems of internal accounting and financial controls;

•

establishes procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

• reviews with management and the independent registered public accounting firm our compliance with the requirements for qualification as a REIT; and
• issues a report annually as required by the SEC’s proxy solicitation rules.
Compensation Committee Current Members: Mr. Norwood (Chairman) Mr. Horn Mr. Sansom Number of meetings held in 2011: Four	• reviews and approves our compensation objectives;
• reviews and recommends the compensation programs, plans, and awards for the CEO to the Board of Directors and approves such for the other executive officers;
• establishes the compensation for directors;
• evaluates and oversees risks associated with compensation policies and practices;
• acts as administrator as may be required for our equity-related incentive plans;
• reviews and discusses with management the information contained in the Compensation Discussion and Analysis section of the Proxy Statement; and
• issues a report annually related to executive compensation, as required by the SEC’s proxy solicitation rules.
Nominating and Corporate Governance Committee Current Members: Mr. Horn (Chairman) Mr. Norwood Mr. Sansom Number of meetings held in 2011: Three	• provides assistance and oversight in identifying qualified candidates to serve as members of the Board of Directors;
• reviews the qualification and performance of incumbent directors to determine whether to recommend them as nominees for reelection;
• reviews and considers candidates for directors who may be suggested by any director or executive officer, or by any shareholder if made in accordance with our charter, bylaws and applicable law; and
• recommends to the Board of Directors appropriate corporate governance principles that best serve the practices and objectives of the Board of Directors.

Does the Audit Committee have an Audit Committee Financial Expert?

Our Board of Directors has determined that Mr. Graf meets the qualifications of an audit committee financial expert as defined by applicable SEC rules.

How does the Board of Directors select director candidates?

At the 2012 Annual Meeting of Shareholders, shareholders are being asked to elect Messrs. Bolton, Graf, Grinalds, Horn, Norwood, Sanders, Sansom, and Shorb to serve until the 2013 Annual Meeting of Shareholders or until their successors are duly elected and qualified.

Director Nomination Policy

It is the policy of the Nominating and Corporate Governance Committee to review and consider all candidates for nomination and election as directors who may be suggested by any of our directors or executive officers. It is our policy to refer to our Nominating and Corporate Governance committee for consideration any director candidate recommended by any shareholder who beneficially owns at least 1,000 shares of our outstanding common stock if made in accordance with our Charter, Amended and Restated Bylaws and applicable law.

We will consider for inclusion in our proxy materials for the 2013 Annual Meeting of Shareholders, shareholder proposals that are received at our executive offices no later than December 18, 2012 and that comply with our Amended and Restated Bylaws and all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934. Proposals must be sent to the Nominating and Corporate Governance Committee, Attention: Corporate Secretary, MAA, 6584 Poplar Avenue, Memphis, TN 38138. If you would like to recommend a director candidate, you must follow the procedures outlined above under the caption “Additional Information — How and when may I submit a shareholder proposal for the 2013 Annual Meeting?”

If a shareholder is recommending a candidate to serve on our Board of Directors, the recommendation must include the information specified in our Amended and Restated Bylaws, including the following:

•	The shareholder’s name and address and the beneficial owner, if any, on whose behalf the nomination is proposed;
•	The class or series and number of our shares which are, directly or indirectly, owned beneficially and of record by such shareholder and such beneficial owner;
•	Any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of our shares or with a value derived in whole or in part from the value of any class or series of our shares, whether or not such instrument or right shall be subject to settlement in the underlying class or series of our capital stock or otherwise, or collectively a “Derivative Instrument,” directly or indirectly owned beneficially by such shareholder and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of our shares;
•	Any proxy, contract, arrangement, understanding, or relationship pursuant to which such shareholder has a right to vote any shares of any of our securities;
•	Any short interest in any of our securities;
•	Any rights to dividends on our shares owned beneficially by such shareholder that are separated or separable from the underlying shares;
•	Any proportionate interest in our shares or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such shareholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner;

•	Any performance-related fees (other than an asset-based fee) that such shareholder is entitled to based on any increase or decrease in the value of our shares or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of such shareholder’s immediate family sharing the same household; and
•	All information regarding the nominee that would be required to be included in our Proxy Statement by the rules of the SEC, including the nominee’s age, business experience for the past five years and any other directorships currently held by the nominee or held in the last five years, as well as information regarding certain legal proceedings involving the nominee over the last 10 years.

Minimum Director Qualifications

The Nominating and Corporate Governance Committee along with our Board of Directors is responsible for determining the skills and characteristics that need to be met by each director and director nominee. In determining director or director nominee qualifications, views of both the individual and our Board of Directors as a whole shall be considered.

A director or director nominee’s knowledge and/or experience in areas such as, but not limited to, real estate investing, Real Estate Investment Trusts, or REITs, management, leadership, public companies, equity and debt capital markets, and public company financial accounting are likely to be considered both in relation to the individual’s qualification to serve on our Board of Directors and the needs of our Board of Directors as a whole.

Our Board of Directors does not impose term limits but has adopted a retirement age of 75 after which a director will not be nominated for election. While it is believed that a director’s knowledge and/or experience can continue to provide benefit to our Board of Directors following a director’s retirement from their primary work affiliation, it is recognized that a director’s knowledge of and involvement in ever changing business environments can weaken and therefore their ability to continue to be an active contributor to our Board of Directors shall be reviewed. Upon a director’s change in employment status, they are required to notify the Chairman of our Board of Directors and the Nominating and Corporate Governance Committee of such change and to offer their resignation for review.

Other characteristics including, but not limited to, the director or director nominee’s material relationships with us, time availability, service on other boards of directors and their committees, or any other characteristics that may prove relevant at any given time as determined by the Nominating and Corporate Governance Committee shall be reviewed for purposes of determining a director or director nominee’s qualification.

The Nominating and Corporate Governance Committee does not have a policy about diversity, but does seek to provide our Board of Directors with a depth of experience and differences in viewpoints and skills.

Members of the Nominating and Corporate Governance Committee as well as other Board of Director members and members of executive management may meet with directors or director nominees for purposes of determining their qualification.

Can I communicate directly with the Board of Directors?

Yes. Shareholders and other interested parties may communicate in writing with our Board of Directors, any of its committees, its independent directors, or any individual director by using the following address:

Corporate Secretary
ATTN: {Group or director to whom you are addressing}
MAA
6584 Poplar Avenue
Memphis, TN 38138

All letters addressed to our Board of Directors or its committees will be forwarded unopened to the appropriate chairman. Letters addressed to the independent directors will be forwarded unopened to one of our lead independent directors. Letters addressed to individual directors will be forwarded unopened to the addressee.

Do we have a Code of Ethics?

Our Board of Directors has adopted a Code of Business Conduct and Ethics applicable to our executive officers, including the Chief Executive Officer, or CEO, and Chief Financial Officer as well as our directors and employees. The Code of Business Conduct and Ethics is available on the For Investors page of our website at http://ir.maac.com in the Corporate Overview section. We intend to post amendments to or waivers from our Code of Business Conduct and Ethics (to the extent applicable to our CEO, Principal Financial Officer or Principal Accounting Officer) at this location on our website.

What role does the Board of Directors play in risk management?

Both the Board of Directors as a whole and its respective committees serve an active role in overseeing management of our risks. Our Board of Directors regularly reviews, with members of our senior management, information regarding our strategy and key areas of the company including operations, finance, legal and regulatory, as well as the risks associated with each. Our Board of Directors’ Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and reviewing the risks associated with our overall compensation practices and policies for all of our employees. The Audit Committee oversees management of financial risks. The Nominating and Corporate Governance Committee manages risks associated with the independence of our Board of Directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, our Board of Directors is regularly informed through committee reports about such risks.

What is the role of the Compensation Committee?

Scope of Authority.  The Compensation Committee reviews and approves our compensation objectives and our compensation programs, plans, and awards for executive officers, among other things. The Compensation Committee’s charter can be found on the For Investors page of our website at http://ir.maac.com in the Corporate Overview section. The Compensation Committee reviews its charter on an annual basis and, if necessary, recommends changes to the charter to our Board of Directors for approval.

The Compensation Committee consists of Messrs. Norwood (Chairman), Horn and Sansom, each of whom is an independent director as affirmatively determined by our Board of Directors, in consultation with outside counsel. Our Board of Directors consults with our outside counsel to ensure that our Board of Directors’ determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the NYSE, as in effect from time to time.

Mr. Norwood, as chairman of the Compensation Committee, is responsible for setting the agenda for meetings. The Compensation Committee may delegate any of its responsibilities to a subcommittee comprised of two or more members of the Compensation Committee, and may delegate authority to make grants and awards under any equity-based plan to the CEO with such limitations as determined by the Compensation Committee and as may be required by law or the listing standards of the NYSE. To date, the Compensation Committee has made no such delegation of its responsibilities.

Roles of Executives in Establishing Compensation.  While Mr. Bolton, our CEO, does participate in general meetings of the Compensation Committee, he does not participate in executive sessions nor does he participate in any discussions concerning his own compensation. Annually, upon request from the Compensation Committee, Messrs. Bolton and Campbell, our CFO, provide the Compensation Committee with data pertinent to their compensation. This information may from time-to-time include peer executive compensation levels, achievement of individual performance components of their annual bonus plans or data pertinent to their annual base salary increases. The Compensation Committee utilizes this information, along with input from committee members and, at times, outside consultants before making final independent compensation decisions. Messrs. Bolton and Campbell also provide data pertinent to the terms of our long-term incentive plans to the Compensation Committee, upon their request. At the end of any incentive or bonus plan measurement period, Messrs. Bolton and Campbell, along with our Corporate Secretary and/or outside legal counsel, prepare and present to the Compensation Committee, the preliminary results of the plan for the committee’s review and, if necessary, further evaluation and/or adjustment. All incentive plans are ultimately developed and adopted by the Compensation Committee.

Use of Compensation Consultant.  The Compensation Committee has the power and authority to hire outside advisors or consultants to assist the committee in fulfilling its responsibilities, at our expense and upon terms established by the Compensation Committee. The Compensation Committee has periodically hired external consultants to review the compensation program offered to executive management, benchmark it against industry and peer levels and offer suggestions for changes. The Compensation Committee hired FPL Associates in 2011 to consult on executive and director compensation for 2012. Previously, the Compensation Committee hired CEL & Associates in 2009 to provide such review of the compensation program.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

General Policy

We have adopted a Code of Business Conduct and Ethics, which specifies our policy relating to conflicts of interest. The Code of Business Conduct and Ethics states that a “conflict of interest” exists when an individual’s private interests interfere in any way or appear from the perspective of a reasonable person to interfere in any way with the interests of the company. Under the Code of Business Conduct and Ethics, an employee who becomes aware of a potential conflict of interest must report the conflict to a supervisor or our internal audit group. If the potential conflict of interest involves our chief executive officer, any of our executive officers, or a director, the Board of Directors will determine whether to grant a waiver if a conflict of interest exists. On an annual basis, the Nominating and Corporate Governance Committee of the Board of Directors, as well as the full Board of Directors, reviews the independence of each Director, all transactions involving related parties and any potential conflicts of interests. All transactions involving related parties must be approved by a majority of the disinterested members of our Board of Directors.

Indebtedness of Management

None of our executive officers or directors were indebted to us during 2011.

STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners

The number of shares owned and percentage ownership in the following table is based on 38,959,338 shares of common stock outstanding on December 31, 2011. The following table sets forth information as of December 31, 2011, regarding each person known to us to be the beneficial owner of more than five percent of our common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
The Vanguard Group, Inc.(1) 100 Vanguard Blvd. Malvern, PA 19355	3,944,914	10.1%
Vanguard Specialized Funds — Vanguard REIT Index Fund(2) 100 Vanguard Blvd. Malvern, PA 19355	2,058,361	5.3%
BlackRock, Inc.(3) 40 East 52nd Street New York, NY 10022	3,438,192	8.8%
Invesco Ltd.(4) 1555 Peachtree Street NE Atlanta, GA 30309	3,095,334	7.9%

(1)	The indicated ownership is based solely on a Schedule 13G filed with the SEC by the beneficial owner. The Schedule 13G indicates that the entity has sole power to vote or to direct the vote for 51,024 shares, sole power to dispose or to direct the disposition of 3,893,890 shares, and shared power to dispose or to direct the disposition of 51,024 shares. The shares indicated include the 2,058,361 shares beneficially owned by Vanguard Specialized Funds — Vanguard REIT Index Fund, an affiliate of Vanguard Group, Inc.
(2)	The indicated ownership is based solely on a Schedule 13G filed with the SEC by the beneficial owner. The Schedule 13G indicates that the entity has sole power to vote or to direct the vote for 2,058,361 shares. The shares indicated are included in the 3,944,914 shares beneficially owned by The Vanguard Group, Inc. and should not be added to those shares to indicate total beneficial ownership by The Vanguard Group, Inc.
(3)	The indicated ownership is based solely on a Schedule 13G filed with the SEC by the beneficial owner. The Schedule 13G indicates that the entity has sole power to vote or to direct the vote for 3,438,192 shares and sole power to dispose or to direct the disposition of 3,438,192 shares.
(4)	The indicated ownership is based solely on a Schedule 13G filed with the SEC by the beneficial owner. The Schedule 13G indicates that the entity has sole power to vote or to direct the vote for 1,406,959, shared power to vote or direct the vote for 15,149 shares, sole power to dispose or to direct the disposition of 3,084,751 shares and shared power to dispose or to direct the disposition of 10,583 shares.

Security Ownership of Management

The number of shares owned and percentage ownership in the following table is based on 38,968,302 shares of common stock outstanding on February 29, 2012. We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. Unless otherwise indicated, we believe that the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

The following table sets forth the beneficial ownership of our common stock as of February 29, 2012 by (i) each director, (ii) each director nominee, (iii) each executive officer named in the Summary Compensation Table, and (iv) all directors, nominees and executive officers as a group as of February 29, 2012. Except as otherwise indicated, the address of each officer, director and/or nominee listed below is c/o 6584 Poplar Avenue, Memphis, Tennessee 38138.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
H. Eric Bolton, Jr.**	242,518	(1)	*
Alan B. Graf, Jr.**	20,886	(2)	*
John S. Grinalds**	20,579	(3)	*
Ralph Horn**	59,077	(4)	*
Philip W. Norwood**	8,762	(5)	*
W. Reid Sanders**	113,003	(6)	*
William B. Sansom**	7,564	(7)	*
Gary Shorb**	—		*
Simon R. C. Wadsworth	152,002	(8)	*
Albert M. Campbell, III	15,204	(9)	*
Thomas L. Grimes, Jr.	15,778	(10)	*
James Andrew Taylor	6,227	(11)	*
All Directors, Nominees and Executive Officers as a group (11 Persons)	661,600		1.70%

*	Represents less than 1% of total.
**	Director Nominee.
(1)	Includes 126,202 shares owned directly by Mr. Bolton, as to 117,063 of which Mr. Bolton has sole voting power and as to 9,139 of which Mr. Bolton has shared voting power, (9,139 shares Mr. Bolton owns in a joint account with his wife); 110,000 shares that Mr. Bolton has the current right to acquire upon redemption of limited partnership units; and 6,316 shares attributed to Mr. Bolton in our Employee Stock Ownership Plan.
(2)	Includes 4,956 shares owned directly by Mr. Graf; and 15,930 shares held in a deferred compensation account.
(3)	Includes 5,092 shares owned directly by General Grinalds, as to which 4,577 General Grinalds has sole voting power, and as to 515 of which General Grinalds has shared voting power, (515 shares held in a trust); 14,912 shares held in a deferred compensation account; and 575 shares owned by General Grinalds’ wife.
(4)	Includes 37,700 shares owned directly by Mr. Horn and 21,377 shares held in a deferred compensation account.
(5)	Includes 1,000 shares owned directly by Mr. Norwood and 7,762 shares held in a deferred compensation account.
(6)	Includes 1,737 shares owned directly by Mr. Sanders; 107,000 shares that Mr. Sanders has the current right to acquire upon redemption of limited partnership units; 766 shares held in a deferred compensation account; and 3,500 shares of which Mr. Sanders has shared voting power, (2,000 shares held by Mr. Sanders through an individual retirement account, and 1,500 shares Mr. Sanders has authority to vote through a power-of-attorney).
(7)	Includes 3,100 shares owned directly by Mr. Sansom and 4,464 shares held in a deferred compensation account.
(8)	Includes 96,830 shares owned directly by Mr. Wadsworth; 2,984 shares attributed to Mr. Wadsworth in our Employee Stock Ownership Plan; and 52,188 shares that Mr. Wadsworth has the right to acquire upon redemption of limited partnership units.

(9)	Includes 12,952 shares owned directly by Mr. Campbell, as to which 11,852 Mr. Campbell has sole voting power, and as to 1,100 of which Mr. Campbell has shared voting power, (100 shares held by Mr. Campbell through an individual retirement account, and 1,000 shares Mr. Campbell owns in a joint account with his wife); and 2,252 shares attributed to Mr. Campbell in our Employee Stock Ownership Plan.
(10)	Includes 11,933 shares owned directly by Mr. Grimes; 2,842 shares attributed to Mr. Grimes in our Employee Stock Ownership Plan; and 1,003 shares owned by Mr. Grimes’ spouse.
(11)	Includes 3,250 shares owned directly by Mr. Taylor, as to which 1,850 Mr. Taylor has sole voting power, and as to 1,400 of which Mr. Taylor has shared voting power, (1,400 shares Mr. Taylor owns in a joint account with his wife); 2,976 shares attributed to Mr. Taylor in our Employee Stock Ownership Plan; and 1 shares owned by Mr. Taylor’s spouse.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, requires our directors and executive officers file with the Commission initial reports of ownership and reports of changes in ownership of our common stock and furnish us with copies of all forms filed.

To our knowledge, based solely on review of the copies of such reports furnished us and representations that no other reports were required, during the past fiscal year all Section 16(a) filing requirements applicable to our directors and executive officers were completed on a timely basis.

EXECUTIVE OFFICERS

The following served as the executive officers in 2011:

H. ERIC BOLTON, JR.

Mr. Bolton, age 55, is our Chairman of the Board of Directors and Chief Executive Officer. Mr. Bolton joined us in 1994 as Vice President of Development and was named Chief Operating Officer in February 1996 and promoted to President in December 1996. Mr. Bolton assumed the position of Chief Executive Officer in October 2001 and became Chairman of the Board of Directors in September 2002. Mr. Bolton was with Trammell Crow Company for more than five years, and prior to joining us was Executive Vice President and Chief Financial Officer of Trammell Crow Realty Advisors.

ALBERT M. CAMPBELL, III

Mr. Campbell, age 45, is our Executive Vice President and Chief Financial Officer. Prior to his appointment as CFO on January 1, 2010, Mr. Campbell served as our Executive Vice President, Treasurer and Director of Financial Planning and was responsible for managing the funding requirements of the business to support corporate strategy. Mr. Campbell joined us in 1998 and was responsible for external reporting and financial planning. Prior to joining us, Mr. Campbell worked as a Certified Public Accountant with Arthur Andersen and served various finance and accounting roles with Thomas & Betts Corporation.

THOMAS L. GRIMES, JR.

Mr. Grimes, age 43, serves as our Executive Vice President and Chief Operating Officer. Mr. Grimes was promoted to Chief Operating Officer in December 2011, having previously served as Executive Vice President and Director of Property Management. Prior to this position Mr. Grimes served us as an Operations Director over the Central and North Regions. He also served as Director of Business Development where he worked with our joint venture partners, managed our new development efforts and directed our ancillary income business. Mr. Grimes joined us in 1994.

JAMES ANDREW TAYLOR

Mr. Taylor, age 46, served as our Executive Vice President and Director of Asset Management through December 2011. He was responsible for our development activities, revenue management, marketing and training, landscape operations, maintenance and capital improvements, and utilities management. He joined us in 1994 and was active with property management operations as an Area Manager and Regional Vice President prior to assuming his role as Director of Asset Management in 2005.

Mr. Taylor is no longer with MAA but is included here and in following discussions as he served as an executive officer during 2011.

COMPENSATION DISCUSSION & ANALYSIS

Executive Summary

Introduction

Our compensation discussion and analysis discusses the total compensation for our named executive officers during 2011. Mr. Taylor is no longer with MAA but is included in the following discussions as he served as an executive officer during 2011. The discussion and analysis will describe to our current shareholders and potential investors, our overall compensation philosophy, objectives and practices. Our compensation philosophy and objectives generally apply to all of our employees and most of our employees are eligible to participate in the two main components of our compensation program (salary and annual bonus). The relative value of each of these programs for individual employees varies based on job role and responsibility, as well as our financial performance. We may limit the availability of some of our other compensation programs (such as retirement plans and health and welfare plans) to comply with regulatory requirements.

We manage our business with the long-term objective of providing value to all of our constituents, namely, shareholders, residents, employees, suppliers, and the communities in which we have a presence. Our compensation programs are designed to support this overall objective. Our compensation philosophy is that compensation for all employees, including our named executive officers, should be:

•	fair and equitable when viewed both internally and externally;
•	competitive in order to attract and retain the best qualified individuals; and
•	aligned with performance.

We have designed our compensation programs to reflect each of these characteristics. Our named executive officers receive a compensation package that primarily consists of an annual base salary, annual incentive awards, and long-term incentive awards. The performance-based incentives (tied to corporate performance, and in some cases, individual performance and strategic business area performance goals) seek to reward both short-term and long-term results and to align the interests of our executive officers and other participants with the interests of our shareholders. Generally, our long-term compensation is in the form of restricted shares of common stock of MAA. Our Board of Directors has established stock ownership guidelines of three times annual base salary for our Chief Executive Officer and two times annual base salary for our other named executive officers which acts to further align the interests of our executive officers with those of our shareholders.

The Compensation Committee sets the long-term incentive award performance targets for participants, including our named executive officers, in November or December of the year prior to the fiscal year commencing the following January 1st, which is generally the beginning of the earning period associated with the plan. The Compensation Committee sets the short-term and incentive award performance targets for participants, including our named executive officers, in February or March of each year for the fiscal year commencing the prior January 1st. As these short-term awards are generally based on performance targets, this timing allows the Compensation Committee to review and approve the prior year’s performance and short-term award before approving a short-term plan for the current year. We believe that the performance targets established by the Compensation Committee are both challenging and realistic, and require participants, including executive officers, to perform at a high level to earn target awards.

Fiscal Year 2011 Financial and Operational Performance

We had strong financial results in 2011, as more specifically described under the heading “Management’s Discussion and Analysis” in our Annual Report on Form 10-K. Highlights for 2011 include:

•	FFO results of $3.98 per diluted share and unit for 2011 was a record high performance for the company
•	Physical occupancy for the same store portfolio ended the year at a strong 95.2%, while resident turnover remained historically low at 55.9% on an annualized basis.

•	MAA invested a total of $425 million in 2011, including $24.8 million purchased in a joint venture and $38 million in new development.
•	Initial lease-up at new development projects in Nashville and Little Rock got off to a very positive start.
•	Obtained an initial investment grade rating from Fitch of BBB.
•	MAA ended the year with net-debt-to-gross assets at an historic low 46% and an unencumbered asset pool of 31% of total gross assets.
•	MAA ended the year with fixed charge coverage at 3.8x, exceeding the sector average.

Summary of Fiscal Year 2011 Named Executive Officers’ Compensation

Annual Base Salary.  The following table indicates the base salaries and percent increases from the prior year for our named executive officers:

	2010 Base Salary	2011 Base Salary	Percent Increase
H. Eric Bolton, Jr.	$437,302	$466,851	7%
Albert M. Campbell, III	$208,093	$256,546	23%
Thomas L. Grimes, Jr.	$206,794	$243,147	18%
James Andrew Taylor	$175,000	$200,000	14%

Explanations of the Compensation Committee’s rationale for the increases in the base salaries is described in detail below under “What is our analysis of the compensation for our named executive officers in 2011 — 2011 Base Salaries” on page 27.

Annual Bonus. The annual incentive bonuses are intended to compensate executive officers for achieving our annual financial goals at corporate and business unit levels. Our named executive officers earned the following annual bonuses for 2011:

	2011 Annual Bonus Paid in 2012
	Dollar Amount Earned	Percent of 2011 Base Salary	Percent of Maximum Opportunity Earned
H. Eric Bolton, Jr.	$729,455	156%	63%
Albert M. Campbell, III	$200,426	78%	62%
Thomas L. Grimes, Jr.	$147,218	61%	48%
James Andrew Taylor	$96,875	48%	39%

A description of our annual bonus plan, the performance measures utilized and target levels of performance begins on page 27.

Long Term Incentive Plan. Equity-based plans provide for longer-term incentives that both align executive officer performance with our long-term goals and offer a retention component to the compensation package. Under our 2011 Long Term Incentive Program, or 2011 LTIP, our named executive officers received the following awards:

	Shares Issued in 2012	Vesting	Percent of Opportunity Earned
H. Eric Bolton, Jr.	1,368	50% March 1, 2012; 50% March 1, 2013	13%
Albert M. Campbell, III	651	50% March 1, 2012; 50% March 1, 2013	20%
Thomas L. Grimes, Jr.	647	50% March 1, 2012; 50% March 1, 2013	20%
James Andrew Taylor	548	50% March 1, 2012; 50% March 1, 2013	20%

A description of our 2011 LTIP, the performance measures utilized and target levels of performance begins on page 29.

Significant Compensation Practices

Our compensation programs, practices, and policies are reviewed and reevaluated on an ongoing basis. We modify our compensation programs to address evolving best practices and changing regulatory requirements. Listed below are some of our more significant practices.

•	Performance-Based Pay. As discussed above, we have a strong pay for performance philosophy. For 2011, 64% to 77% of target total pay levels for our named executive officers were variable and tied to financial, operating, or stock price performance and provided in the form of short-term and long-term incentives.
•	Compensation Risk Assessment. We conducted a compensation risk assessment and concluded that our compensation policies and practices do not encourage excessive or unnecessary risk-taking and are not reasonably likely to have a material adverse effect on MAA.
•	Independent Compensation Committee. Each member of the Compensation Committee is independent as defined in the corporate governance listing standards of the NYSE and our director independence standards.
•	Outside Compensation Consultant. The Compensation Committee utilizes the services of independent outside compensation consulting firms to assist in benchmarking competitors, analyzing target levels of compensation and designing plans.
•	Adoption of Stock Ownership Guidelines. Our Board of Directors adopted stock ownership guidelines requiring our Chief Executive Officer to own at least three times his annual base salary in MAA common stock and our other named executive officers to own at least two times their annual base salary in MAA common stock.

What are our overall compensation philosophy and objectives?

Our compensation philosophy is to drive and support our long-term goal of sustainable growth and total shareholder return by paying for performance, with due consideration to balancing risk and reward. By “sustainable growth” we mean investing in our long-term opportunities while meeting our short-term commitments. The main objective of our executive officer compensation program is to align the interests of our executive officers with the interests of shareholders. To achieve this alignment, we must attract and retain individuals with the appropriate expertise and leadership ability, and we must motivate and reward them to build long-term shareholder value. We and our competitors recruit from a limited pool of resources for individuals, who are highly experienced, successful and well rewarded. Accordingly, our executive officer compensation program is designed to link annual and long-term cash and stock incentives to the achievement of measurable corporate, business unit and individual performance objectives and to align executive officers’ interest with shareholder value creation. To achieve these objectives, the Compensation Committee reviews and approves corporate goals and objectives relevant to compensation of our executive officers, evaluates executive officer performance in light of those goals and sets executive officer compensation levels based on this evaluation.

The Compensation Committee generally sets executive compensation programs to be competitive with other well-managed, multi-family REITs and private real estate companies, taking into account individually each component of compensation. The Compensation Committee intends for each component and the aggregate of the compensation program to be competitive and to address the Compensation Committee’s general underlying philosophy and policies for executive officer compensation:

•	to align the financial interests of the executive officers with those of our shareholders, both in the short and long term;
•	to provide incentives for achieving and exceeding annual and long-term performance goals;
•	to attract, retain and motivate highly competent executives by providing total compensation that is competitive with compensation at other well-managed REITs and real estate companies;

•	to reward superior corporate and individual performance achieved through ethical leadership; and
•	to appropriately reward executive officers for creating long-term shareholder value and returns.

Our Compensation Committee evaluates the effectiveness of its compensation programs by reviewing our performance as a whole and the performance of individual officers. In doing so, the Compensation Committee takes into account our strategy as annually presented to our Board of Directors, the total return being obtained by our shareholders as well as the return being earned by the shareholders of our peers, our fiscal performance both annually and for longer-term periods, as well as the executive officer’s individual goals. To the extent that the Compensation Committee believes that changes to compensation programs are warranted, it will make changes to the plans as they conclude with respect to long-term incentive plans, and annually with respect to annual bonus plans.

Our Compensation Committee evaluates risks and rewards associated with our overall compensation philosophy and structure. Management discusses with the Compensation Committee the systems that have been put in place to identify and mitigate, as necessary, potential risks. With respect to specific elements of compensation:

•	Base salary does not encourage risk-taking as it is a fixed amount.
•	The annual incentive plan is designed to reward achievement of short-term performance metrics. Through a combination of plan design and Board of Directors and management procedures, undue risk-taking is mitigated. Specifically, the plan has a cap on the award for any individual and constitutes only a portion of the total direct compensation for our executive officers. The plan is also structured to be self-funding in that portions of the incentive that are based on performance measurements must be obtained after the expense of the incentive is considered.
•	Our long term incentive plans are based on total shareholder return and other company performance metrics over extended periods of time. The plans have caps on the award for any individual and constitute only a portion of the total direct compensation for our executive officers. The plans are also structured to be self-funding in that portions of the incentive that are based on performance measurements must be obtained after the expense of the incentive is considered.

How did we consider the results of the most recent shareholder advisory vote on executive compensation in determining compensation policies and decisions, and what was the effect of such consideration on our executive compensation decisions and policies?

Our executive compensation programs have remained substantially the same for several years. We believe our programs are effectively designed and working well in alignment with the interests of our shareholders and are instrumental to achieving our business strategy. In determining executive compensation for 2011, our Compensation Committee considered the overwhelming shareholder support that the “Say-on-Pay” proposal received, including more than 97% of our shareholders’ votes in favor of our executive compensation, at our May 26, 2011 Annual Meeting of Shareholders. As a result, our Compensation Committee continued to apply the same effective principles and philosophy it has used in previous years in determining executive compensation and will continue to consider shareholder concerns and feedback in the future.

What is our executive officer compensation program designed to reward?

Our compensation program is designed to reward our executive officers when they achieve our annual business goals, build shareholder value and maintain long-term careers with us. We reward these three aspects so that the team will make balanced annual and long-term decisions that result in consistent financial performance, innovation and collaboration.

What are the elements of our executive officer compensation program and why do we provide each element?

We have a straightforward compensation program. The three main elements are salary, bonus and long-term incentives. Each of these elements helps us attract and retain executive officers and the specific purposes of each of them are identified in the descriptions that follow.

Base Salary.  We provide an annual salary to each executive officer as an economic consideration for each person’s level of responsibility, expertise, skills, knowledge and experience.

Bonus.  The bonus is part of our executive officers’ annual compensation and one component of variable compensation. We may or may not award an annual bonus, and the amount of any award varies with our performance and individual considerations.

Long-term incentives.  We provide long-term incentives in the form of stock-based compensation. Over our history, long-term incentives have consisted of stock options, partnership units in our operating partnership and shares of restricted stock. We offer stock-based compensation as an incentive to build long-term shareholder value, to align the interests of executive officers and shareholders, and to retain executive officers through what we hope will be long-term wealth creation in the value of their equity holdings, which have vesting provisions that encourage continued employment. Our executive officers are motivated by the potential appreciation in our stock price. We also encourage stock ownership which we regard as important for commitment, engagement and motivation. We are positioned to refine our long-term incentive strategy should it be in the interests of shareholders so that we can continue to attract and retain the highly skilled talent required to execute our business strategy.

Employment Agreements.  Mr. Bolton is our only named executive officer with an employment agreement. The material terms of his employment agreement and amounts payable are described in the “Executive Compensation” section of this Proxy Statement under the subheading “Employment Agreements and Potential Payments Upon Termination or Change in Control” on page 43.

Change of Control Contracts.  Messrs. Campbell, Grimes and Taylor have change of control contracts. These change in control contracts are described in the “Executive Compensation” section of this Proxy Statement under the subheading “Employment Agreements and Potential Payments Upon Termination or Change in Control” on page 43.

Deferred Compensation.  Messrs. Bolton, Campbell, Grimes and Taylor are eligible to participate in the Mid-America Apartment Communities, Inc. 401(k) Savings Plan, or the 401(k). Our 401(k) is a defined contribution plan that satisfies the requirements of Section 401(a) and 401(k) of the Internal Revenue Code. We may, but are not obligated to, make matching contributions, up to 6% of the participant’s compensation. The 401(k) is open to all employees meeting minimal eligibility requirements.

Messrs. Bolton, Campbell, Grimes and Taylor are also eligible to participate in the Mid-America Apartment Communities Non-Qualified Executive Deferred Compensation Retirement Plan as Amended Effective January 1, 2005, or Deferred Comp Plan. The Deferred Comp Plan is a supplemental non-qualified deferred compensation plan made available to select employees to enable them to accumulate retirement benefits without the limitations on contributions placed on our 401(k) plan. While the operation and investments of the Deferred Comp Plan mirror that of our 401(k) plan, both the deferred compensation of Messrs. Bolton, Campbell, Grimes and Taylor, and any resultant match by the company are considered general assets of the company.

In accordance with the Deferred Comp Plan, benefits are paid out over five years beginning on the first day following the sixth full month occurring after either death, disability or the participant’s cessation of employment.

How do we determine the amount for each element of executive officer compensation?

General Philosophy.  We believe the levels of compensation we provide should be competitively reasonable and appropriate for our business needs and circumstances. Our approach is to consider competitive compensation practices and relevant factors rather than establishing compensation at specific benchmark percentiles. This enables us to respond to dynamics in the labor market and provides us with flexibility in maintaining and enhancing our executive officers’ engagement, focus, motivation and enthusiasm for our future.

Process.  We follow a two-phase process. In the first phase, the Compensation Committee periodically engages a compensation consultant to conduct a competitive compensation analysis. In 2009, the Compensation Committee hired a consultant to estimate the 25th percentile, 50th percentile and 75th percentile positions for base salary, annual bonus, long-term incentive compensation and total remuneration (salary plus bonus plus annualized value of long-term incentives) to assist in establishing compensation for 2010. The range from the 25th percentile to 75th percentile reflects what the Compensation Committee believes is competitively reasonable and appropriate. We believe this range is consistent with our compensation program objectives and is appropriate. In the second phase, we consider many factors in determining appropriate compensation levels for each executive officer. These considerations may include:

•	our analyses of competitive compensation practices;
•	the Compensation Committee’s evaluation of the executive officers;
•	individual performance and contributions to performance goals which could include, but are not limited to funds from operations growth, and total shareholder return growth;
•	company performance, including comparisons to market and peer benchmarks;
•	operational management, such as project milestones and process improvements;
•	internal working and reporting relationships and our desire to encourage collaboration and teamwork among our executive officers;
•	individual expertise, skills and knowledge;
•	leadership, including developing and motivating employees, collaborating within the company, attracting and retaining employees and personal development;
•	labor market conditions, the need to retain and motivate, the potential to assume increased responsibilities and the perceived long-term value to the company; and
•	information and advice from an independent, third-party compensation consultant engaged by the Compensation Committee.

We do not have a pre-defined framework that determines which of these factors may be more or less important, and the emphasis placed on specific factors may vary among the executive officers. Ultimately, it is the Compensation Committee’s judgment of these factors along with competitive data that form the basis for determining the CEO’s compensation. The Compensation Committee and the CEO follow a similar practice to determine the basis of the other executive officers’ compensation.

Use of Compensation Consultant.  The Compensation Committee has the power and authority to hire outside advisors or consultants to assist the committee in fulfilling its responsibilities, at our expense and upon terms established by the Compensation Committee. In 2009, the Compensation Committee utilized an external consultant, CEL & Associates, Inc., or CEL, to review our compensation programs offered to executive management, benchmark it against industry and peer levels and offer suggestions for changes. The Compensation Committee had the sole power and authority to establish the nature and scope of CEL’s engagement, set the fee to be paid to CEL and terminate CEL’s engagement. The Compensation Committee directed CEL to review our executive compensation program and to recommend changes as deemed appropriate to ensure that our program provides reasonable and competitive pay opportunities that are aligned with key business objectives and best practices. At the direction of the Compensation Committee, our executive officers discussed with CEL the duties of each executive officer and provided CEL with full and complete access to information requested by CEL as part of its evaluation of our executive compensation programs and policies. The Compensation Committee feels it is prudent to have external experts periodically evaluate our program and make suggestions for changes to help ensure the compensation packages being offered are not out of line with peer and/or industry practices. The terms of the engagement and scope of work were established by the Compensation Committee.

CEL presented the results of its review at the March 23, 2010 Compensation Committee meeting and the Compensation Committee considered their review in setting the 2010 and 2011 compensation programs.

Identification of Peer Group.  As part of CEL’s engagement that the Compensation Committee considered in review of our compensation programs for 2010, CEL provided an independent analysis of our executive compensation program and practices. Based on industry peer group data available to CEL, including data from the most recent proxy filings by representative companies, CEL selected three comparative peer groups: an Asset-Based Peer Group consisting of seven public real estate investment trusts that focus primarily on multifamily properties, a Size-Based Peer Group consisting of 14 public real estate investment trusts that are similar to us in terms of total capitalization and implied market capitalization and a Private Peer Group consisting of 11 private real estate companies that are actively engaged in the multifamily sector. The Compensation Committee and CEL felt reviewing peer data based on these three variables would help provide a good picture of comparable company practices. CEL compared base salaries, annual bonuses, values of long-term incentive plans and total compensation to each peer group. The following companies comprised the peer groups:

Asset-Based Peer Group	Size-Based Peer Group	Private Peer Group
Associated Estates Realty Corporation	American Campus Communities, Inc.	Alliance Residential Co.
BRE Properties, Inc.	Ashford Hospitality Trust, Inc.	Archstone
Camden Properties Trust	Brookdale Senior Living Inc.	Bell Partners
Colonial Properties Trust	Cousins Properties Incorporated	Berkshire Property Advisors, Inc.
Essex Property Trust, Inc.	DCT Industrial Trust Inc.	Carmel Partners
Home Properties, Inc.	Entertainment Properties Trust	Greystar Real Estate Partners
Post Properties, Inc.	Equity One, Inc.	Irvine Company
	FelCor Lodging Trust Incorporated	Lane Company
	First Industrial Realty Trust, Inc.	Prometheus Real Estate Group
	Highwoods Properties, Inc.	Village Green
	National Retail Properties, Inc.	Waterton Residential
Realty Income Corporation
Regency Centers Corporation
Tanger Factory Outlet Centers, Inc.

Comparison of MAA Executive Compensation to Peer Group and Recommendations.  The Compensation Committee received benchmarking information in March 2010 as a result of the CEL engagement. CEL provided a percentile ranking of base salary, annual bonus, long-term incentive and total remuneration for each executive officer against the 25th percentile, 50th percentile and 75th percentile for each peer group. The results were as follows:

	25th Percentile				50th Percentile				75th Percentile
	Base Salary	Annual Bonus	Long- Term Incentive	Total	Base Salary	Annual Bonus	Long- Term Incentive	Total	Base Salary	Annual Bonus	Long- Term Incentive	Total
Asset-Based Peer Group
H. Eric Bolton, Jr.	25%	288%	9%	60%	-6%	8%	-29%	-11%	-15%	-33%	-61%	-42%
Albert M. Campbell, III	-48%	-33%	-67%	-53%	-53%	-51%	-75%	-63%	-58%	-69%	-86%	-75%
Thomas L. Grimes, Jr.	-39%	-3%	-29%	-30%	-45%	-34%	-53%	-46%	-48%	-58%	-72%	-62%
James Andrew Taylor	0%	40%	-30%	-8%	-11%	-12%	-46%	-27%	-23%	-35%	-62%	-45%
Size-Based Peer Group
H. Eric Bolton, Jr.	-10%	195%	48%	49%	-27%	-5%	-46%	-28%	-32%	-55%	-73%	-60%
Albert M. Campbell, III	-39%	23%	-28%	-25%	-52%	-44%	-66%	-56%	-57%	-77%	-83%	-75%
Thomas L. Grimes, Jr.	3%	93%	36%	27%	-20%	16%	-3%	-8%	-25%	-16%	-43%	-31%
James Andrew Taylor	-9%	159%	-24%	-2%	-23%	4%	-46%	-30%	-50%	-40%	-64%	-55%
Private Peer Group
H. Eric Bolton, Jr.	65%	550%	87%	145%	46%	153%	10%	56%	-9%	21%	-31%	-9%
Albert M. Campbell, III	-11%	11%	96%	15%	-29%	-35%	-46%	-37%	-39%	-51%	-71%	-57%
Thomas L. Grimes, Jr.	13%	53%	138%	48%	-17%	-24%	-26%	-22%	-30%	-53%	-56%	-47%
James Andrew Taylor	10%	27%	267%	51%	-9%	-21%	-13%	-13%	-27%	-53%	-54%	-45%

The Compensation Committee believed these results indicated that base salary levels were lagging their target range of between the 25th percentile and the 75th percentile of peers. The Compensation Committee further felt the lower percentile ranking of Mr. Campbell’s salary was partially attributable to his limited length of service in the CFO role and should be rectified as his experience grows. As a result of these findings, CEL proposed a three-year growth plan to increase base salaries to market levels.

In reviewing the comparisons of annual bonus compensation, the Compensation Committee took into account that our funds from operations per share growth and total shareholder return over the period covered by the bonus were in the 78th percentile and 71st percentile of the Asset Based Peer Group, respectively, and the 68th percentile and 72nd percentile of the Size Based Peer Group, respectively. After taking these factors into account, the Compensation Committee believed the level of annual bonus for our executive officers appeared appropriate, both individually for us and when compared to our peers.

In reviewing the comparisons of long-term incentive awards, the Compensation Committee believed, in general, that the results of the CEL study indicated that long-term incentive awards for the named executive officers were lagging market comparables. The Compensation Committee does take into account that it is difficult to compare long-term incentive awards in any one year against peer plans as payouts can frequently be based on prior period performances and time periods which are not comparable across companies. When reviewing the peer data, the Compensation Committee also considers the outstanding long-term incentive plan(s) in place and the past performances of us and our peers.

Overall, the Compensation Committee believed the results of the CEL engagement indicated the current compensation packages, while generally in line with peer practices and total remuneration approaching the 25th percentile to 75th percentile range that the Compensation Committee feels is appropriate as a general benchmark, was lagging in base salaries and long-term incentive awards. As a result, the Compensation Committee felt it was appropriate to adopt CEL’s proposed three-year growth plan for base salaries and increase the long-term incentive award opportunity to better align with market rates.

While the Compensation Committee periodically hires compensation consultants to review our executive compensation packages, it does not feel that it is in the best interest of shareholders to do so on an annual basis as compensation practices have not historically shifted dramatically within such a short timeframe. As a result, the Compensation Committee based its analysis and review for the 2011 compensation packages for executive officers on the CEL engagement results received in the prior year.

How compensation or amounts realizable from prior compensation are considered.  The amount of past compensation, including annual bonus awards, and amounts realized or realizable from prior stock option or restricted stock awards, is generally not a significant factor in the Compensation Committee’s considerations, because these awards would have been earned based on prior years’ performances. The Compensation Committee does, however, consider the timings of prior awards when reviewing the retention aspects of compensation packages.

Tax considerations.  A goal of the Compensation Committee is to comply with the requirements of Internal Revenue Code Section 162(m), which limits us to a deduction for federal income tax purposes of no more than $1 million of compensation paid to our executive officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation”. The Compensation Committee believes it is appropriate to take into account the $1 million limit on the deductibility of executive compensation and to seek to qualify executive compensation awards as performance-based compensation excluded from the $1 million limit.

Role of our executive officers in compensation decisions.  While Mr. Bolton, our CEO, did participate in general meetings of the Compensation Committee in 2011, he did not participate in executive sessions nor did he participate in any discussions concerning his own compensation. Annually, upon request from the Compensation Committee, our CEO and CFO provide the Compensation Committee with data pertinent to their and the other executive officers’ compensation. This information may from time-to-time include peer executive compensation levels, achievement of individual performance components of their annual bonus plans, or data pertinent to their annual base salary increases. The Compensation Committee utilizes this information, along with input from committee members, and, at times, outside consultants, and in the case of our CEO, input from all of the members of the Board of Directors before making final independent compensation decisions. Our CEO and CFO also provide data pertinent to the terms of our long-term incentive plans to the Compensation Committee, upon their request. At the end of any incentive or bonus plan measurement period, our CEO and CFO, along with our Corporate Secretary and/or outside legal counsel, prepare and present to the Compensation Committee, the preliminary results of the plan for the committee’s review and, if necessary, further evaluation and/or adjustment. All incentive plans are ultimately developed and adopted by the Compensation Committee. All compensation related to our CEO is recommended by the Compensation Committee to our full Board of Directors, which ultimately has responsibility for approving CEO compensation.

Timing, grant date and exercise price for stock option awards.  The Compensation Committee has not awarded any stock options since 2002. When the Compensation Committee was utilizing stock options as part of the compensation package they consistently maintained a practice to award stock options only at specific times in order to avoid any claim that grants to executive officers were initiated during periods potentially advantageous to them. During its winter meeting, the Compensation Committee would grant stock options to a broad group of employees, including executive officers, in amounts determined by the Compensation Committee. These grants were effective on the day awarded by the Compensation Committee with exercise prices equal to the closing price of our common stock on the NYSE on that day. Other than the annual grants described above, the Compensation Committee only considered additional grants for new employees. These grants were made in conjunction with the hiring of the employee and after Compensation Committee approval with the exercise price being equal to the closing price of our common stock on the NYSE on the day of grant.

Stock Ownership/Retention Guidelines.  It is the intention of the Compensation Committee that the equity-based programs included in the executive compensation packages ensure that our executive officers are also owners and that those plans work to align the executive officers’ goals with the best interests of shareholders. As such, our Board of Directors has adopted stock ownership guidelines for our named executive officers requiring Mr. Bolton, as Chief Executive Officer, to own MAA stock worth three times his annual base salary and our other named executive officers to own MAA stock worth two times their respective annual base salaries.

What is our analysis of the compensation for our named executive officers in 2011?

General.  The Fiscal 2011 target total direct compensation table below summarizes the levels established by our Compensation Committee with respect to salary, target bonus, and target total direct compensation. We discuss each element of the table in the narrative that follows.

		Target Annual Bonus Plan		Target 2011 LTIP
	Base Salary(1)	Percent of Base Salary	Dollar Potential(2)	Percent of Base Salary	Dollar Potential(3)	Target Total
H. Eric Bolton, Jr.	$466,851	0% – 200%	$933,702	0% – 150%	$655,953	$2,056,506
Albert M. Campbell, III	$256,546	0% – 100%	$256,546	0% – 100%	$208,093	$721,185
Thomas L. Grimes, Jr.	$243,147	0% – 100%	$243,147	0% – 100%	$206,794	$693,088
James Andrew Taylor	$200,000	0% – 100%	$200,000	0% – 100%	$175,000	$575,000

(1)	These are the base salaries awarded by the Compensation Committee for 2011.
(2)	Reflects the target potential bonus payment under the Annual Bonus Plan. The maximum potential bonus payment under the Annual Bonus Plan would include a discretionary 25% modifier on top of the target values shown in the table. More information on the Annual Bonus Plan can be found in the narrative that follows.
(3)	Represents the maximum potential award under the 2011 LTIP More information on the 2011 LTIP can be found in the narrative that follows.

Salary.  Since several other elements of compensation are driven by base salary, the Compensation Committee is careful to set the appropriate level of base salary. Base salaries for each named executive officer are individually determined by the Compensation Committee after considering:

•	breadth, scope and complexities of their respective role;
•	internal equity and affordability;
•	the named executive officer’s current compensation;

•	individual and corporate performance; and
•	peer group market competitiveness (based on the peer groups set forth previously)

Internal equity in this context means ensuring that employees with similar responsibilities, experience and historical performance are rewarded comparably. Affordability is also used in determining base salaries and annual increases. We look at base salary, annual incentive opportunities and long-term equity compensation to understand whether total direct compensation is competitive and affordable. We do not seek to set the base salary of any employee including any named executive officer, at a certain multiple of the salary of another specified employee.

2011 Base Salaries.  In March 2011, the Compensation Committee took into account each component of compensation, the average salary increase company-wide, and the results of the CEL engagement from the prior year. The Compensation Committee noted that the results of the CEL review indicated the salary levels were on the lower end, or slightly under in the case of Mr. Campbell, of their target range of between the 25th percentile and the 75th percentile of peers. Taking all of these factors into consideration, the Compensation Committee increased the executive officers’ base salaries to the levels indicated in the above table. For Mr. Bolton, this represented an increase of 7%, which the Compensation Committee felt was appropriate as his level of experience and past performance for MAA warranted his being in the top half of the 25th to 75th target percentile range. Mr. Campbell received an increase of 23% which the Compensation Committee felt was appropriate to continue to bring Mr. Campbell in line with the target range of 25th to 75th percentile. Messrs. Grimes and Taylor received increases of 18% and 14%, respectively. The Compensation Committee felt that given their experience in their current positions, it was no longer appropriate for Messrs. Grimes and Taylor to remain on the lower end of the 25th to 75th percentile range.

Annual Bonus/Short-Term Incentive.  The annual incentive bonuses are intended to compensate executive officers for achieving our annual financial goals at corporate and business unit levels. The Compensation Committee believes that this feature of compensation motivates executive officers to strive to attain our annual goals. Historically, the Compensation Committee has utilized annual bonus plans with both cash and/or restricted stock payout features depending on the size of the award earned and the potential cash impact to us. The annual bonus plan for executive officers for 2011 included both funds from operations per diluted share and unit, or FFO per Share, growth and in the cases of Messrs. Grimes and Taylor, same store gross operating income, or GOI, growth. Both the FFO and same store GOI growth allow for a range of bonus opportunities based on the actual growth achieved. The weight of each performance factor varies by participant in the plan. The Compensation Committee feels it is appropriate to base these annual awards on company performance metrics such as FFO and same store GOI as the award is intended to reward the executive officer for achieving our corporate financial goals. When setting the goals for these performance metrics, the Compensation Committee intends to establish levels that will ensure actual performance results will likely be superior to peer performance and generally exceed market expectations for the company. In determining actual results, the Compensation Committee reserves the right to adjust FFO and same store GOI for items impacting the metrics which were not contemplated in the original overall business strategy ratified by the Board of Directors, but which the Compensation Committee feels were in the best interest of shareholders.

For 2011, total annual bonus plan opportunities were based on 2011 base salaries as follows:

Percentage of 2011 Base Salary Opportunity
H. Eric Bolton, Jr.	200%
Albert M. Campbell, III	100%
Thomas L. Grimes, Jr.	100%
James Andrew Taylor	100%

The amount of the opportunity earned was weighted among the individual criteria as outlined below:

	FFO per Share Growth	Same Store GOI Growth	Total
H. Eric Bolton, Jr.	100%	0%	100%
Albert M. Campbell, III	100%	0%	100%
Thomas L. Grimes, Jr.	62.5%	37.5%	100%
James Andrew Taylor	62.5%	37.5%	100%

The percentage of the FFO per Share Growth and Same Store GOI Growth criteria earned was based on the following performance levels:

Percent of Criteria Opportunity Earned
Minimum Threshold	0.0%
Threshold I	12.5%
Threshold II	25.0%
Threshold III	37.5%
Target	50.0%
Target I	62.5%
Target II	75.0%
Target III	87.5%
High	100.0%

The performance levels achieved for 2011 were based upon the following:

Bonus Performance Level	FFO per Share Growth	Same Store GOI Growth
Minimum Threshold	< 3.50%	< 3.00%
Threshold I	3.50% to 3.99%	3.00% to 3.49%
Threshold II	4.00% to 4.49%	3.50% to 3.99%
Threshold III	4.50% to 4.99%	4.00% to 4.49%
Target	5.00% to 5.49%	4.50% to 4.99%
Target I	5.50% to 5.99%	5.00% to 5.49%
Target II	6.00% to 6.49%	5.50% to 5.99%
Target III	6.50% to 6.99%	6.00% to 6.49%
High	7.00% and above	6.50% and above

In setting performance levels, the Compensation Committee took into account our disclosed guidance for 2011 so that achieving the Target level would require better than expected performance results.

On March 20, 2012, the Compensation Committee evaluated the performance of both quantitative aspects of the plan. FFO per Share growth for 2011 was 9.94% which would have resulted in the High level payout for that portion of the plan. The Compensation Committee noted that in calculating the 2010 bonuses for executive officers in the prior year, they reviewed several unplanned and non-routine items which occurred during 2010 and impacted FFO per Share. The Compensation Committee adjusted 2010 FFO per Share for transactions undertaken to improve our balance sheet strength which were not considered when setting the performance levels or included in the overall business strategy approved by the Board of Directors at the beginning of the year, but which were deemed to be in the best long-term interest of our shareholders. In determining the 2011 FFO per Share growth, the Compensation Committee determined it would be most appropriate to use the previously adjusted 2010 FFO per share. As a result, FFO per Share growth for 2011 was adjusted down to 5.57%, resulting in the Target I payout of the FFO per Share portion of the plan. Same store GOI growth for 2011 was 3.95%, resulting in the Threshold II payout level for that portion of the plan. The GAAP reconciliation for FFO per Share growth and same store GOI growth is set forth on Appendix A of this Proxy Statement.

Under the plan, the Compensation Committee has the right to apply up to a positive or negative 25% discretionary modifier to the bonus earned. The Compensation Committee took into account the annual bonus amount awarded for 2010 in relation to MAA’s FFO per Share growth, as adjusted per the above discussion, of -0.5%. The Compensation Committee also considered the results of the compensation study performed by CEL which indicated the total compensation package for our named executive officers was lagging packages of peer companies. As a result, the Compensation Committee determined to apply the discretionary modifier and increased the 2011 bonus awards for Messrs. Bolton, Campbell and Grimes by 25%. The Compensation Committee did not feel it was appropriate to award the discretionary modifier to Mr. Taylor as he was no longer serving as an executive officer at the time of the award.

Following these determinations, the Compensation Committee, and in regards to the CEO, the Board of Directors, awarded the following cash bonuses in compliance with the 2011 annual bonus plan:

	2011 Annual Bonus Paid in 2012
	Dollar Amount Earned	Percent of 2011 Base Salary	Percent of Total Opportunity Earned
H. Eric Bolton, Jr.	$729,455	156%	63%
Albert M. Campbell, III	$200,426	78%	62%
Thomas L. Grimes, Jr.	$147,218	61%	48%
James Andrew Taylor	$96,875	48%	39%

Long-term Incentive Compensation.  Equity-based plans provide for longer-term incentives that both align executive officer performance with our long-term goals and offer a retention component to the compensation package. The Compensation Committee also believes that having executive officers who are significant shareholders helps to better align their interests with that of other shareholders. During 2011, the Compensation Committee approved the 2011 Long Term Incentive Plan, or 2011 LTIP, for 58 associates, which included executive management. The Compensation Committee felt it was appropriate to establish a new plan at this time as the performance and potential award features of all previous plans had been exhausted. The 2011 LTIP included a performance traunche that awarded shares on a sliding scale dependent upon absolute total stockholder return, or TSR, performance and relative TSR performance from January 1, 2011 through December 31, 2011. The 2011 LTIP also included a performance traunche that awarded shares on a sliding scale dependent on relative FFO per Share growth from January 1, 2008 through December 31, 2011. Our CEO had the opportunity to earn up to 150% of his base salary and the remaining executive management had the opportunity to earn up to 100% of their base salary in shares of restricted stock. No shares were earned under the absolute or relative TSR traunches of the plan. In reviewing the relative FFO per Share growth comparison, the Compensation Committee noted that the majority of our peers took large one-time non-routine impairment charges in 2008, which artificially lowered the respective peer’s FFO per Share for 2008. The Compensation Committee determined it was most appropriate to adjust the peer 2008 FFO per Share amounts for these impairment charges, resulting in a 100% payout of this traunche of the plan. MAA did not record any impairment charges in 2008. The shares of restricted stock earned under the 2011 LTIP were issued on March 1, 2012. Vesting of shares of restricted stock issued under the 2011 LTIP depend upon continued employment. Participants receive dividends on shares of restricted stock issued during their vesting period under the 2011 LTIP.

Following these determinations, the Compensation Committee, and in regards to the CEO, the Board of Directors, awarded the issuance of the following shares of restricted stock to executive management through the 2011 LTIP. No further awards will be made under the 2011 LTIP.

	Shares Issued in 2012	Vesting	Percent of Opportunity Earned
H. Eric Bolton, Jr.	1,368	50% March 1, 2012; 50% March 1, 2013	13%
Albert M. Campbell, III	651	50% March 1, 2012; 50% March 1, 2013	20%
Thomas L. Grimes, Jr.	647	50% March 1, 2012; 50% March 1, 2013	20%
James Andrew Taylor	548	50% March 1, 2012; 50% March 1, 2013	20%

Upon issuance, these shares represent the following dollar value and percent of 2011 base salary:

	2011 LTIP
	Dollar Amount Earned	Percent of 2011 Base Salary
H. Eric Bolton, Jr.	$87,460	19%
Albert M. Campbell, III	$41,619	16%
Thomas L. Grimes, Jr.	$41,359	17%
James Andrew Taylor	$35,000	18%

During 2011, our executive officers also participated in various other equity-based plans that had been granted in prior years. The remaining previously granted long-term incentive plans that the executive officers participated in during 2011 were based on prior performance periods, had no opportunity for restricted stock awards either in 2011 or beyond, and were simply in various stages of vesting previously issued shares of restricted stock.

All of the long-term investment plans are described in more detail in the narrative accompanying the Summary Compensation Table and Grants of Plan Based Awards Table sections of this Proxy Statement.

Conclusion

The Compensation Committee believes that the company’s executive leadership is a key element to its success and that the compensation package offered to the executive officer is a key element in attracting and retaining the appropriate personnel.

The Compensation Committee believes it has historically maintained compensation for the company’s executive officers at levels that are reflective of the talent and success of the individuals being compensated, and with the inclusion of additional compensation directly tied to performance, the Compensation Committee believes executive compensation will be sufficiently comparable to its industry peers to allow us to retain our key personnel at costs which are appropriate for the company.

The Compensation Committee will continue to develop, analyze and review its methods for aligning executive management’s long-term compensation with the benefits generated for shareholders. The Compensation Committee believes the idea of creating ownership in the company helps align management’s interests with the interests of shareholders. The Compensation Committee has no pre-determined timeline for implementing new or ongoing long-term incentive plans. New plans are reviewed, discussed and implemented as the Compensation Committee feels it is necessary or appropriate as a measure to incent, retain and reward our executive officers.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of Mid-America Apartment Communities, Inc. has reviewed and discussed with management the information contained in the Compensation Discussion & Analysis section of this Proxy Statement and recommended to the Board of Directors that the Compensation Discussion & Analysis be included in this Proxy Statement and our Annual Report on Form 10-K.

COMPENSATION COMMITTEE:
Philip W. Norwood (Chairman) Ralph Horn William B. Sansom

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information regarding compensation earned by our named executive officers. Values for stock and option awards represent full grant date fair value in accordance with FASB ASC Topic 718 and appear in the year of the grant. These values represent the total expense that we expect to recognize over time related to the plan, but due to performance and employment requirements, as well as vesting schedules, they may or may not represent the value or timing of stock as recognized by the named executive officers under the respective stock or option plan. For information on actual shares issued to named executive officers through stock and option plans, please see the footnotes to this table and the Outstanding Equity Awards table found later in this Proxy Statement.

Name and Principal Position	Year	Salary (1)	Bonus ($)	Stock Awards ($)(2)		Non-Equity Incentive Plan Compensation		All Other Compensation ($)(12)	Total ($)
H. Eric Bolton, Jr. CEO (all years)	2011	$459,350.09	$500.00	$349,167.66	(3)	$729,455.00	(11)	$33,459.02	$1,571,931.77
	2010	$429,800.96	$500.00	$287,544.00	(4)	$655,953.00		$36,888.73	$1,410,686.69
	2009	$407,753.06	$500.00	$—		$815,506.00		$2,352.88	$1,226,111.94
Albert M. Campbell, III EVP and CFO EVP and CFO EVP and Treasurer	2011	$244,246.35	$500.00	$118,255.59	(5)	$200,426.00	(11)	$7,039.42	$570,467.36
	2010	$206,415.84	$500.00	$188,817.00	(6)	$156,069.75		$4,921.38	$556,723.97
	2009	$159,640.00	$500.00	$—		$159,640.00		$900.00	$320,680.00
Thomas L. Grimes, Jr. EVP and Director of Property Management Operations (all years)	2011	$233,918.99	$500.00	$117,517.39	(7)	$147,218.00	(11)	$6,829.44	$505,983.82
	2010	$197,565.97	$500.00	$187,637.00	(8)	$155,095.50		$5,767.59	$546,566.06
	2009	$170,440.93	$500.00	$—		$106,526.00		$2.50	$277,469.43
James Andrew Taylor EVP and Director of Asset Management (all years)	2011	$204,422.93	$500.00	$99,449.42	(9)	$96,875.00	(11)	$5,806.69	$407,054.04
	2010	$168,653.85	$500.00	$158,791.00	(10)	$131,250.00		$4,927.96	$464,122.81
	2009	$149,999.99	$500.00	$—		$93,750.00		$865.61	$245,115.60

(1)	Represents salary actually paid during the calendar year indicated. This value may vary slightly from the base salary awarded by the Compensation Committee depending upon when our Compensation Committee awards current year salaries and because our payroll is paid every two weeks and may carryover a calendar year end.
(2)	Represents the full grant date fair value in accordance with FASB ASC Topic 718 in the year of the grant. For a complete description of the assumptions made in determining the FASB ASC Topic 718 valuation, please refer to Stock Based Compensation in our audited financial statements in our Annual Report on Form 10-K for the indicated fiscal year.
(3)	Represents the full grant date fair value in accordance with FASB ASC Topic 718 in the year of the grant for the entire 2011 Long Term Incentive Plan. The total maximum value Mr. Bolton could have been awarded under the 2011 Long Term Incentive Plan was $655,953. Mr. Bolton was awarded 1,368 shares under the FFO per Share traunche of this plan on March 1, 2012. No additional awards will be made under this plan.
(4)	Represents the full grant date fair value in accordance with FASB ASC Topic 718 in the year of the grant for the entire 2010 Long Term Incentive Plan. The total maximum value Mr. Bolton could have been awarded under the 2010 Long Term Incentive Plan was $327,977. Mr. Bolton was awarded 2,269 shares under the Service Based traunche of this plan on March 23, 2010 and 4,538 shares under the Performance Based traunche of the plan on January 1, 2011. No additional awards will be made under this plan.
(5)	Represents the full grant date fair value in accordance with FASB ASC Topic 718 in the year of the grant for the entire 2011 Long Term Incentive Plan. The total maximum value Mr. Campbell could have been awarded under the 2011 Long Term Incentive Plan was $208,093. Mr. Campbell was awarded 651 shares under the FFO per Share traunche of this plan on March 1, 2012. No additional awards will be made under this plan.

(6)	Represents the full grant date fair value in accordance with FASB ASC Topic 718 in the year of the grant of $136,830 and $51,987 for the entire 2010 Long Term Incentive Plan and the 2010 Executive Restricted Stock Grant, respectively. The total maximum value Mr. Campbell could have been awarded under the 2010 Long Term Incentive Plan and the 2010 Executive Restricted Stock Grant was $156,070 and $51,987, respectively. Mr. Campbell was awarded 1,080 shares under the Service Based traunche of the 2010 Long Term Incentive Plan on March 23, 2010 and 2,160 shares under the Performance Based traunche of the plan on January 1, 2011. Mr. Campbell was awarded 956 shares under the 2010 Executive Restricted Stock Grant on March 23, 2010. No additional awards will be made under these plans.
(7)	Represents the full grant date fair value in accordance with FASB ASC Topic 718 in the year of the grant for the entire 2011 Long Term Incentive Plan. The total maximum value Mr. Grimes could have been awarded under the 2011 Long Term Incentive Plan was $206,794. Mr. Grimes was awarded 647 shares under the FFO per Share traunche of this plan on March 1, 2012. No additional awards will be made under this plan.
(8)	Represents the full grant date fair value in accordance with FASB ASC Topic 718 in the year of the grant of $135,976 and $51,661 for the entire 2010 Long Term Incentive Plan and the 2010 Executive Restricted Stock Grant, respectively. The total maximum value Mr. Grimes could have been awarded under the 2010 Long Term Incentive Plan and the 2010 Executive Restricted Stock Grant was $155,096 and $51,661, respectively. Mr. Grimes was awarded 1,073 shares under the Service Based traunche of the 2010 Long Term Incentive Plan on March 23, 2010 and 2,146 shares under the Performance Based traunche of the plan on January 1, 2011. Mr. Grimes was awarded 950 shares under the 2010 Executive Restricted Stock Grant on March 23, 2010. No additional awards will be made under these plans.
(9)	Represents the full grant date fair value in accordance with FASB ASC Topic 718 in the year of the grant for the entire 2011 Long Term Incentive Plan. The total maximum value Mr. Taylor could have been awarded under the 2011 Long Term Incentive Plan was $175,000. Mr. Taylor was awarded 548 shares under the FFO per Share traunche of this plan on March 1, 2012. No additional awards will be made under this plan.
(10)	Represents the full grant date fair value in accordance with FASB ASC Topic 718 in the year of the grant of $115,070 and $43,722 for the entire 2010 Long Term Incentive Plan and the 2010 Executive Restricted Stock Grant, respectively. The total maximum value Mr. Taylor could have been awarded under the 2010 Long Term Incentive Plan and the 2010 Executive Restricted Stock Grant was $131,250 and $43,722, respectively. Mr. Taylor was awarded 908 shares under the Service Based traunche of the 2010 Long Term Incentive Plan on March 23, 2010 and 1,816 shares under the Performance Based traunche of the plan on January 1, 2011. Mr. Taylor was awarded 804 shares under the 2010 Executive Restricted Stock Grant on March 23, 2010. No additional awards will be made under these plans.
(11)	Represents the 2011 Annual Bonus for executive officers as awarded by the Compensation Committee on March 20, 2012.
(12)	All other compensation consists of matching company contributions to the Mid-America Apartment Communities Non-Qualified Executive Deferred Compensation Retirement Plan and the Mid-America Apartment Communities Inc. 401(k) Savings Plan.

During the last several years, we have implemented certain equity-based plans that were designed to incentivize our management to maximize short-term and long-term shareholder value. While some of these plans were put in place prior to 2011, awards earned under the plans and the vesting of shares issued under the plans may not occur until future years. A full discussion of each plan and its role in compensating our named executive officers is discussed below.

Options.  We have not granted any options since 2002 when the Compensation Committee made its last option grant to both executive officers and other employees. The Compensation Committee historically granted options to executive officers in conjunction with other employee grants on the day of its annual winter meeting. These grants were priced as of the closing market price on the day of grant. We have never had any program, plan or practice in place to time stock option grants to coordinate with the release of material non-public information. All previously granted and unexercised options became fully vested in 2007 and expired in February 2012. The Compensation Committee does not currently plan to utilize options as a component of executive compensation in the future. At the time the Compensation Committee ceased the grant of options to our employees, it was felt that this component of compensation may not be as effective as desired because price appreciation of REIT stocks had not historically been as significant as growth stocks, limiting the potential benefit of an option grant to the employee and thus limiting the successfulness of the program as a retention tool. Since this decision, accounting rule changes requiring the expensing of options through our income statement, regardless of actual benefit to the recipient, has further strengthened the Compensation Committee’s view that this type of compensation is not as cost-effective a tool as others.

Other Long-Term Incentive Plans.  As a result of the discontinuation of the option and other prior components of the equity-based plans, the Compensation Committee moved to the issuance of shares of restricted common stock as an alternative to these incentive programs. The Compensation Committee felt these programs would continue to foster the alignment of management with the concerns of shareholders by making executive officers shareholders while providing opportunities to create long-term retention tools. The following equity-based plans are long-term plans implemented by the Compensation Committee to meet these objectives.

•	2002 Key Management Restricted Stock Program. In 2002, the Compensation Committee granted a total of 45,338 shares of restricted common stock to executive officers as part of the 2002 Key Management Restricted Stock Program, or the 2002 Program. The shares could vest in 2002 through 2004 if our funds available for distribution increased during those years by an amount established at the beginning of the plan. Because the mandated growth in funds available for distribution was not satisfied, the 2002 Program reverted to a retention plan and the shares will vest 20% a year for five consecutive years beginning in 2008 conditioned upon each employees continued employment with us. Recipients receive dividend payments on the shares of restricted stock prior to vesting. The Compensation Committee tried to incent participants in the 2002 Program to increase funds available for distribution by offering the early vesting feature based on funds available for distribution growth as well as included a retention feature by requiring continued employment for the longer vesting schedule should the early vesting not be obtained.
•	2005 Key Management Restricted Stock Program. In 2005, the Compensation Committee approved the 2005 Key Management Restricted Stock Program, or the 2005 Program. The 2005 Program awarded executive officers, along with 20 other key employees, up to 1.5 times their then annual salary in shares of restricted common stock based on a sliding scale of total shareholder return (as defined below) over three 12-month measurement periods ending on June 30, 2006, 2007 and 2008.

Total Shareholder Annual Performance	Percent of Opportunity Earned
Less than 9.99%	0%
10.00% – 10.99%	25%
11.00% – 11.99%	50%
12.00% – 12.99%	75%
Greater than 13.00%	100%

There was also a catch-up provision if the targets were not met for any particular measurement period, but exceeded the targets in subsequent measurement periods. Any shares of restricted stock earned will vest 100% at the end of a three-year restriction period that begins immediately upon the conclusion of the applicable measurement period. Dividends will be paid during the restriction period. Shares not earned during the measurement periods, or pursuant to the catch-up provisions, will not be awarded under the 2005 Program. There is no automatic vesting of shares. The Compensation Committee felt that while the 2005 Program retained a retention aspect, it better aligned managements efforts with shareholders as it is based on total shareholder return rather than the early vesting opportunity of funds available for distribution of the 2002 Program which can be impacted by accounting rule changes and one-time events, and the 2005 Program does not contain an automatic vesting feature.

On June 30, 2006, participants earned and were issued 100% of the first performance period award. These subsequently vested on June 30, 2009. No further awards were or can be earned under the 2005 Program.

•	Long-Term Performance Based Incentive Compensation Plan. In 2003, our shareholders approved the Long-Term Performance Based Incentive Compensation Plan (the “Long-Term Plan”) for then executive officers which was submitted by our Compensation Committee. The Long-Term Plan allowed our CEO and CFO to earn performance units that convert into shares of restricted stock based on achieving defined total shareholder investment return performance levels. The potential awards were based on our performance from January 1, 2003, through December 31, 2005. Performance units generated were earned as of December 31, 2005, and were immediately convertible into shares of restricted stock. While these shares of restricted stock are entitled to dividend payments, they will not be transferable until they vest. Dependent upon the executive officer’s continued employment, any shares of restricted stock awarded will vest 20% annually from 2006 through 2010. In the event of death, disability, retirement or change of control any unvested shares of restricted stock will immediately vest.

Shareholder investment performance was calculated by the combination of dividends paid plus either (i) the market closing price of our common stock on December 31, 2005, or (ii) the value of our common stock at the close of business December 31, 2005. The value of our common stock was calculated by using a 12.5 multiple of funds available for distribution, or FAD, per share earned in 2005. The methodology utilized was to be that which generated the highest performance unit award pay-out at December 31, 2005.

The number of performance units to be issued was dependent upon the compounded shareholder investment return performance as indicated in the following table:

Compounded Shareholder Investment Return Performance	Percentage of Value Created to be Awarded
<= 10.0%	0%
10.1% – 11.0%	1%
11.1% – 12.0%	2%
>= 12.1%	3%

In addition to the above, the compounded shareholder investment return performance had to rank within the top one-third of peer multifamily REITs as defined by the Compensation Committee. The number of performance units awarded was to equal the percentage of value created to be awarded times the total shareholder value created, divided by the value or price per share used in the generation of the shareholder investment return performance. The performance units were then to be allocated 60% to the CEO and 40% to the CFO. Based upon the then current share price and share price projections, a total potential award for the Long-Term Plan and the example provided in the Proxy Statement dated April 30, 2003, was presented as $3,632,429. Due to the creation of significant shareholder value resulting from the increase in the per share price of our common stock, if the Long-Term Plan were to have ended in 2004, the total award would have exceeded $14 million. As a result of the size of the potential award, Messrs. Bolton and Wadsworth, our then chief financial officer, approached the Compensation Committee and offered to allow the Long-Term Plan to be modified to cap the total of any potential award to $3,632,429, the amount originally presented to shareholders. The Compensation Committee voted to accept this modification to the Long-Term Plan effective with the filing of the 2005 Proxy Statement. Based on the December 31, 2005, closing price of $48.50 per share of our common stock and Mid-America’s 2005 FAD per share result of $2.55, both calculations of the Long-Term Plan resulted in the cap of $3,632,429 being awarded. On March 14, 2006, the Compensation Committee, along with outside legal counsel, reviewed and approved the peer group and ranking results and granted 44,937 and 29,958 shares of restricted stock to Messrs. Bolton and Wadsworth, respectively, in compliance with the Long-Term Plan. As with all of the equity-based plans, the Compensation Committee was attempting to balance aligning management’s goals and performance with the results obtained by shareholders as well as including a retention feature.

•	2008 Key Management Restricted Stock Program. In May 2008, the Compensation Committee adopted the 2008 Key Management Restricted Stock Plan, or the 2008 Plan, for executive officers and other key management. The Compensation Committee felt it was appropriate to establish a new plan at this time as the performance and potential award features of all previous plans had been exhausted. The 2008 Plan consists of both an annual and three year program. Under the annual program participants can earn both service and performance based shares of restricted stock. The service based shares were awarded on July 1, 2008 and the timing of vesting depends on continued employment and total shareholder return performance. On July 1, 2008, we issued 5,476 shares of restricted stock to executive management under the annual service based program of the 2008 Plan. The earning of restricted shares under the performance program is based on employment and total shareholder return performance from July 1, 2008 through December 31, 2009. No shares were earned under the annual performance program. Participation in the three year program is limited to the executive officers and awards shares of restricted stock based upon both our total shareholder return performance from July 1, 2008 through December 31, 2011 and that performance in relation to that of our peers based on the following scales:

Total Shareholder Return (TSR)	Percent of Opportunity to be Awarded	Relative Total Shareholder Return (TSR)	Percent of Opportunity to be Awarded
<= 10.0%	0%	< 20th percentile	0%
10.0% – 10.9%	33%	20th to 33rd percentile	33%
11.0% – 11.9%	66%	33.1 to 66th percentile	66%
>= 12.0%	100%	>= 66.1 percentile	100%

Shares earned through the three year program were issued on January 1, 2012 and will vest 25% annually beginning on January 1, 2013. Recipients will receive dividend payments on any shares of restricted stock earned and issued during the restriction periods. On January 1, 2012, we issued 17,343 shares to executive management through the three-year traunche of the 2008 Plan.

•	2010 Long Term Incentive Plan. In March 2010, the Compensation Committee adopted the 2010 Long Term Incentive Plan, or the 2010 Plan, for executive officers and other key management. The Compensation Committee felt it was appropriate to establish a new plan at this time as the performance and potential award features of all previous plans had been exhausted. The 2010 Plan consists of both a service and performance based program. The service based program awarded 5,330 shares of restricted stock to executive management on March 23, 2010 the vesting timing for which depends on continued employment and total shareholder return performance from January 4, 2010 through December 31, 2010. The earning of restricted shares under the performance program was based on employment and total shareholder return performance from January 4, 2010 through December 31, 2010 based on the following scale:

Total Shareholder Return (TSR)	Percentage of TSR Opportunity to be Awarded
<= 10.0%	0%
10.0% – 10.9%	33%
11.0% – 11.9%	66%
>= 12.0%	100%

Executive management earned 10,660 shares of restricted stock through the performance program of the 2010 LTIP which were awarded on January 1, 2011. All shares earned through the 2010 LTIP vested 50% on January 1, 2011 and 50% of January 1, 2012. Recipients will receive dividend payments on any shares of restricted stock earned and issued during the restriction periods.

•	2010 Executive Restricted Stock Grant. In conjunction with the grant of the 2010 LTIP in March 2010, the Compensation Committee also approved the grant of a total of 2,710 shares of restricted stock to certain members of executive management. Dependent upon continued employment, the shares of restricted stock will vest 33% on March 23, 2011, 2012 and 2013. Participants will receive dividend payments on unvested shares.
•	2011 Long Term Incentive Plan. In November 2010, the Compensation Committee adopted the 2011 Long Term Incentive Plan, or the 2011 LTIP, for executive officers and other key management. The Compensation Committee felt it was appropriate to establish a new plan at this time as the performance and potential award features of all previous plans had been exhausted. The earning of restricted shares was based on employment and absolute and relative total shareholder return performance from January 1, 2011 through December 31, 2011. The 2011 Plan also allowed for the earning of restricted shares based on employment and relative FFO per Share growth from 2008 through 2011. All shares earned through the 2011 LTIP were issued on March 1, 2012 and will vest 50% on March 1, 2012 and 50% on March 1, 2013. Recipients will receive dividend payments on any shares of restricted stock earned and issued during the restriction periods. No shares were awarded for total shareholder return performance. Shares earned under the relative FFO per Share growth from 2008 through 2011 were based on the following scale:

MAA FFO per Share Percentile Ranking to Apartment REIT Sector	Percentage of FFO per Share Growth Opportunity Earned
<= 50th percentile	0%
51st to 75th percentile	50%
>= 76th percentile	100%

On March 1, 2012, 3,214 shares were issued to executive management based on FFO per Share performance under the 2011 LTIP.

Grants of Plan Based Awards

The 2011 annual bonus plan was structured to reward executive officers for company performance and features a potential cash payout opportunity of up to 200% of base salary for Mr. Bolton and up to 100% of base salary for Messrs. Campbell, Grimes and Taylor, with a modifier that can be applied by the Compensation Committee at its discretion, allowing the bonus amount awarded to be lowered or raised by up to 25%. While the weight of each of the specific performance features varies by executive, the bonus opportunity is calculated as a percent of salary based on a sliding scale of year-over-year FFO per diluted share/unit growth and same store GOI growth. In determining FFO growth, the Compensation Committee has the ability to factor in any material and non-recurring events that may occur that impact the company’s FFO performance.

The Compensation Committee feels this annual cash bonus rewards the executive officers for short term company performance. The potential cash bonuses for fiscal year 2011 to be paid in 2012 and target and maximum performance levels are set forth below.

The 2011 Long Term Incentive Plan, or the 2011 LTIP, for executive officers and other key management was established to reward executive officers for company performance and allows for the award of shares of restricted stock up to 150% of base salary for Mr. Bolton and up to 100% of base salary for Messrs. Campbell, Grimes and Taylor. While the weight of each of the specific performance features varies by executive, the bonus opportunity is calculated as a percent of salary based on a sliding scale of absolute and relative total shareholder return performance from January 1, 2011 through December 31, 2011, and relative FFO per Share growth from 2008 through 2011. In determining FFO growth, the Compensation Committee has the ability to factor in any material and non-recurring events that may occur that impact the company’s FFO performance. All shares earned through the 2011 LTIP will be issued on March 1, 2012 and will vest 50% on March 1, 2012 and 50% on March 1, 2013.

The Compensation Committee feels the multiple year FFO growth feature of the 2011 LTIP rewards the executive officers for long term company performance while the two year vesting feature adds a retention component to the compensation. The potential shares earned in 2011 to be issued in 2012 and target and maximum performance levels are set forth below.

The following table summarizes grants of plan-based awards made to our executive officers for 2011.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
H. Eric Bolton, Jr.	3/22/2011	$—	$466,851.00	$1,167,127.50
	1/3/2011				—	5,128	10,256
Albert M. Campbell, III	3/22/2011	$—	$128,273.00	$320,682.50
	1/3/2011				—	1,627	3,253
Thomas L. Grimes, Jr.	3/22/2011	$—	$121,573.50	$303,933.75
	1/3/2011				—	1,617	3,233
James Andrew Taylor	3/22/2011	$—	$100,000.00	$250,000.00
	1/3/2011				—	1,368	2,736

Outstanding Equity Awards at Fiscal Year End

The following table summarizes the number of outstanding equity awards held by each of our executive officers as of December 31, 2011. These awards are often related to long-term incentive plans with performance periods in prior years. Frequently, the shares were also issued in prior years and are serving out various vesting features. Please refer to the footnotes of the table for further details.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
H. Eric Bolton, Jr. CEO	3,508	(1)	$219,425.40
	1,451	(2)	$90,760.05	7,739	(16)	$407,753.00
	3,403	(3)	$212,857.65
				1,368	(17)	$87,460.00
Albert M. Campbell, III EVP and CFO	1,114	(4)	$69,680.70
	568	(5)	$35,528.40	1,515	(16)	$79,820.00
	637	(6)	$39,844.35
	1,620	(7)	$101,331.00
				651	(17)	$41,619.00
Thomas L. Grimes, Jr. EVP and Director of Property Management Operations	1,052	(8)	$65,802.60
	606	(9)	$37,905.30	1,618	(16)	$85,221.00
	633	(10)	$39,594.15
	1,609	(11)	$100,642.95
				647	(17)	$41,359.00
James Andrew Taylor EVP and Director of Asset Management	877	(12)	$54,856.35
	534	(13)	$33,401.70	1,424	(16)	$75,000.00
	536	(14)	$33,526.80
	1,362	(15)	$85,193.10
				548	(17)	$35,000.00

(1)	On April 24, 2002, Mr. Bolton was granted 17,544 shares of restricted common stock in conjunction with MAA’s 2002 Program. The plan allowed for early vesting if certain performance measures were met. The early vesting requirements were not met, and the shares will now vest equally over five years beginning on March 31, 2008, and each anniversary thereafter, contingent upon Mr. Bolton’s continued employment.
(2)	On July 1, 2008, Mr. Bolton was granted 1,935 shares of restricted common stock in conjunction with MAA’s 2008 Plan. The plan allows for early vesting if certain performance measures are met. The early vesting requirements were not met, so the shares will vest equally on an annual basis beginning January 1, 2011 and ending on January 1, 2014, contingent upon Mr. Bolton’s continued employment.

(3)	On March 23, 2010, Mr. Bolton was granted 2,269 shares of restricted common stock in conjunction with MAA’s 2010 Long Term Incentive Plan. The plan allows for early vesting if certain performance measures are met. The plan also allowed for additional performance shares of restricted common stock to be awarded dependent upon certain performance metrics. Mr. Bolton earned an additional 4,538 shares of restricted common stock under this plan as of December 31, 2010. All of the shares earned vested 50% on January 1, 2011 and 50% on January 1, 2012.
(4)	On April 24, 2002, Mr. Campbell was granted 5,572 shares of restricted common stock in conjunction with MAA’s 2002 Program. The plan allowed for early vesting if certain performance measures were met. The early vesting requirements were not met and the shares will now vest equally over five years beginning on March 31, 2008, and each anniversary thereafter, contingent upon Mr. Campbell’s continued employment.
(5)	On July 1, 2008, Mr. Campbell was granted 758 shares of restricted common stock in conjunction with MAA’s 2008 Plan. The plan allows for early vesting if certain performance measures are met. The early vesting requirements were not met so the shares will vest equally on an annual basis beginning January 1, 2011 and ending on January 1, 2014, contingent upon Mr. Campbell’s continued employment.
(6)	On March 23, 2010, Mr. Campbell was granted 956 shares of restricted common stock in conjunction with MAA’s 2010 Executive Restricted Stock Grant. Dependent upon Mr. Campbell’s continued employment, the shares will vest 33% on March 23, 2011, 2012 and 2013.
(7)	On March 23, 2010, Mr. Campbell was granted 1,080 shares of restricted common stock in conjunction with MAA’s 2010 LTIP. The plan allows for early vesting if certain performance measures are met. The plan also allowed for additional performance shares of restricted common stock to be awarded dependent upon certain performance metrics. Mr. Campbell earned an additional 2,160 shares of restricted common stock under this plan as of December 31, 2010. All of the shares earned vested 50% on January 1, 2011 and 50% on January 1, 2012.
(8)	On April 24, 2002, Mr. Grimes was granted 5,263 shares of restricted common stock in conjunction with MAA’s 2002 Program. The plan allowed for early vesting if certain performance measures were met. The early vesting requirements were not met and the shares will now vest equally over five years beginning on March 31, 2008, and each anniversary thereafter, contingent upon Mr. Grimes’ continued employment.
(9)	On July 1, 2008, Mr. Grimes was granted 809 shares of restricted common stock in conjunction with MAA’s 2008 Plan. The plan allows for early vesting if certain performance measures are met. The early vesting requirements were not met so the shares will vest equally on an annual basis beginning January 1, 2011 and ending on January 1, 2014, contingent upon Mr. Grimes’ continued employment.
(10)	On March 23, 2010, Mr. Grimes was granted 950 shares of restricted common stock in conjunction with MAA’s 2010 Executive Restricted Stock Grant. Dependent upon Mr. Grimes’ continued employment, the shares will vest 33% on March 23, 2011, 2012 and 2013.
(11)	On March 23, 2010, Mr. Grimes was granted 1,073 shares of restricted common stock in conjunction with MAA’s 2010 LTIP. The plan allows for early vesting if certain performance measures are met. The plan also allowed for additional performance shares of restricted common stock to be awarded dependent upon certain performance metrics. Mr. Grimes earned an additional 2,146 shares of restricted common stock under this plan as of December 31, 2010. All of the shares earned vested 50% on January 1, 2011 and 50% on January 1, 2012.
(12)	On April 24, 2002, Mr. Taylor was granted 4,386 shares of restricted common stock in conjunction with MAA’s 2002 Program. The plan allowed for early vesting if certain performance measures were met. The early vesting requirements were not met and the shares will now vest equally over five years beginning on March 31, 2008, and each anniversary thereafter, contingent upon Mr. Taylor’s continued employment.
(13)	On July 1, 2008, Mr. Taylor was granted 712 shares of restricted common stock in conjunction with MAA’s 2008 Plan. The plan allows for early vesting if certain performance measures are met. The early vesting requirements were not met so the shares will vest equally on an annual basis beginning January 1, 2011 and ending on January 1, 2014, contingent upon Mr. Taylor’s continued employment.
(14)	On March 23, 2010, Mr. Taylor was granted 804 shares of restricted common stock in conjunction with MAA’s 2010 Executive Restricted Stock Grant. Dependent upon Mr. Taylor’s continued employment, the shares will vest 33% on March 23, 2011, 2012 and 2013.

(15)	On March 23, 2010, Mr. Taylor was granted 908 shares of restricted common stock in conjunction with MAA’s 2010 LTIP. The plan allows for early vesting if certain performance measures are met. The plan also allowed for additional performance shares of restricted common stock to be awarded dependent upon certain performance metrics. Mr. Taylor earned an additional 1,816 shares of restricted common stock under this plan as of December 31, 2010. All of the shares earned will vested 50% on January 1, 2011 and 50% on January 1, 2012.
(16)	Represents the shares issued in January 2012 through the three-year traunche of the 2008 Plan. These shares will vest 25% a year starting in January 2013. No additional shares can be earned through the 2008 Plan.
(17)	Represents the shares issued in March 2012 through the 2011 LTIP. These shares will vest 50% in March 2012 and 50% in March 2013. No additional shares can be earned through the 2011 LTIP.

Option Exercise and Stock Vested

The following table summarizes the number of options exercised and the number of shares acquired upon the vesting of stock awards and the value realized by our executive officers as a result of each such occurrence during 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
H. Eric Bolton, Jr. CEO			3,509	$225,277.80
	14,082	$638,028.66	484	$30,956.64
			3,404	$217,719.84
Albert M. Campbell, III EVP and CFO			1,114	$71,518.80
			190	$12,152.40
			1,620	$103,615.20
			319	$19,554.70
Thomas L. Grimes, Jr. EVP and Director of Property Management Operations			1,052	$67,538.40
			203	$12,983.88
			1,610	$102,975.60
			317	$19,432.10
James Andrew Taylor EVP and Director of Asset Management			877	$56,303.40
			178	$11,384.88
			1,362	$87,113.52
			268	$16,428.40

(1)	The 14,082 options exercised by Mr. Bolton were granted on February 19, 2002 at an exercise price of $25.52. The options would have expired on February 19, 2012 had they not been exercised.

(2)	The shares represented in this column vested from the following plans:

Plan	ASC 718 Grant Date	Stock Issue Date	Total Shares Granted	Shares Vested in 2011	Remaining Unvested Shares	Vesting Schedule
2002 Program
H. Eric Bolton, Jr.	1/1/2002	4/24/2002	17,544	3,509	3,508	20% annually beginning 3/31/2008
Albert M. Campbell, III	1/1/2002	4/24/2002	5,572	1,114	1,114	20% annually beginning 3/31/2008
Thomas L. Grimes, Jr.	1/1/2002	4/24/2002	5,263	1,052	1,052	20% annually beginning 3/31/2008
James Andrew Taylor	1/1/2002	4/24/2002	4,386	877	877	20% annually beginning 3/31/2008
2008 LTIP: Service Shares
H. Eric Bolton, Jr.	7/1/2008	7/1/2008	1,935	484	1,451	25% annually beginning 1/3/2011
Albert M. Campbell, III	7/1/2008	7/1/2008	758	190	568	25% annually beginning 1/3/2011
Thomas L. Grimes, Jr.	7/1/2008	7/1/2008	809	203	606	25% annually beginning 1/3/2011
James Andrew Taylor	7/1/2008	7/1/2008	712	178	534	25% annually beginning 1/3/2011
2010 LTIP: Service Shares
H. Eric Bolton, Jr.	3/23/2010	3/23/2010	2,269	1,135	1,134	50% vest annually beginning 1/3/2011
Albert M. Campbell, III	3/23/2010	3/23/2010	1,080	540	540	50% vest annually beginning 1/3/2011
Thomas L. Grimes, Jr.	3/23/2010	3/23/2010	1,073	537	536	50% vest annually beginning 1/3/2011
James Andrew Taylor	3/23/2010	3/23/2010	908	454	454	50% vest annually beginning 1/3/2011
2010 LTIP: Performance Shares
H. Eric Bolton, Jr.	3/23/2010	1/3/2011	4,538	2,269	2,269	50% vest annually beginning 1/3/2011
Albert M. Campbell, III	3/23/2010	1/3/2011	2,160	1,080	1,080	50% vest annually beginning 1/3/2011
Thomas L. Grimes, Jr.	3/23/2010	1/3/2011	2,146	1,073	1,073	50% vest annually beginning 1/3/2011
James Andrew Taylor	3/23/2010	1/3/2011	1,816	908	908	50% vest annually beginning 1/3/2011
2010 Executive Restricted Stock Plan
Albert M. Campbell, III	3/23/2010	3/23/2010	956	319	637	33.33% vest annually beginning 3/23/2011
Thomas L. Grimes, Jr.	3/23/2010	3/23/2010	950	317	633	33.33% vest annually beginning 3/23/2011
James Andrew Taylor	3/23/2010	3/23/2010	804	268	536	33.33% vest annually beginning 3/23/2011
(3)	The value realized on vesting represents the number of shares vesting multiplied by the closing stock price on the day of vest.

Non-Qualified Deferred Compensation

We adopted the Mid-America Apartment Communities Non-Qualified Executive Deferred Compensation Retirement Plan, or Nonqualified Plan, for certain employees who do not participate in our 401(k) savings plan. Under the terms of the Nonqualified Plan, our executive officers may elect to defer a percentage of their compensation and we may match a portion of their salary deferral. The plan is designed so that the employees’ investment earnings under the non-qualified plan should be the same as the earning assets in our 401(k) savings plan. The following table discloses the participation of executive officers in the Nonqualified Plan in 2011:

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings (Loss) in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
H. Eric Bolton, Jr. CEO	$66,918.22	$33,459.02	$(68,151.93)	$—	$1,173,216.24
Albert M. Campbell, III EVP and CFO	$7,800.00	$3,848.55	$(76.35)	$—	$11,572.20
Thomas L. Grimes, Jr. EVP and Director of Property Management Operations	$9,750.00	$3,647.57	$(102.53)	$—	$13,295.04
James Andrew Taylor EVP and Director of Asset Management	$6,500.00	$3,019.84	$(64.23)	$—	$9,455.61

Employment Agreements and Potential Payments Upon Termination or Change in Control

Mr. Bolton had an employment agreement during 2011 that he entered into in December 1999, which outlines the compensation he will receive. The employment agreement has: (i) a term of one year that renews automatically on the first day of each month for an additional one-month period, so that on the first day of each month, unless sooner terminated in accordance with the terms of the agreement, the remaining term is one year; and (ii) provides for an annual base salary for Mr. Bolton, subject to change at the discretion of the Compensation Committee; and (iii) allows for annual incentive/bonus compensation. In 2008, Mr. Bolton entered into an amended and restated employment agreement. The amended agreement had materially the same terms as the original document but was amended to limit the potential payout to be received by the executive as a result of a change of control payout occurring within three years of the executive’s planned retirement. The agreement was also amended to bring it in compliance with Section 409A of the Internal Revenue Code.

Upon Mr. Bolton’s termination due to death or permanent disability or in the event he is terminated without cause or suffers a constructive termination of his employment in the absence of a change of control, we will pay Mr. Bolton all amounts due to him as of the date of termination under the terms of all incentive and bonus plans, and will also continue to pay him his base salary as then in effect for one year after the termination. In addition, all stock options or restricted stock granted to Mr. Bolton shall become fully vested and exercisable in accordance with the terms on the termination date. Alternatively, Mr. Bolton may elect to receive an amount in cash equal to the in-the-money value of the shares covered by all such options. Finally, we will pay to Mr. Bolton all legal fees incurred by him in connection with his termination without cause or constructive termination. In this scenario, our current equity plans allow for the full vesting of any earned stock options and restricted stock as defined by each individual plan.

If Mr. Bolton is terminated without cause, suffers a constructive termination in anticipation of, on, or within three years after a change in control, or elects to terminate his employment for any reason within thirty days after either a change of control event or the one year anniversary of a change in control event, he is entitled to receive a payment equal to the sum of two and 99/100 (2.99) times his annual base salary in effect on the date of termination plus two and 99/100 (2.99) times his average annual cash bonus paid during the two immediately preceding fiscal years. However, if the change in control transaction occurs within three years of the executive’s planned retirement date, the maximum change of control payment would be the base salary and bonus payable to executive through the anticipated date of retirement. To the extent that an excise tax on excess parachute payments will be imposed on Mr. Bolton under Section 4999 of the Internal Revenue Code as a result of such payment, we will pay him an additional amount sufficient to reimburse him for taxes imposed pursuant to Sections 280G and 4999 of the Internal Revenue Code. In addition, all stock options and restricted stock granted to Mr. Bolton shall become fully vested and exercisable in accordance with the terms on the termination date. Alternatively, Mr. Bolton may elect to receive an amount in cash equal to the greater of (i) the in-the-money value of the shares covered by all such options or (ii) the difference between the highest per share price for our shares paid in connection with the change of control and the per share exercise price of the options held by him, multiplied by the number of shares covered by all such options. Finally, we will pay Mr. Bolton all legal fees incurred by him in connection with the change of control.

The employment agreement also contains certain confidentiality and non-competition provisions, as well as the agreement of Mr. Bolton not to have an interest in a competitor either as an owner or an employee within 5 miles of a property owned by us at the time of a change of control termination for the period of two years.

Messrs. Campbell, Grimes and Taylor have change of control contracts that they originally entered into in December 1999, which outline the compensation they will receive under certain change of control scenarios. In 2008, Messrs. Campbell, Grimes and Taylor entered into amended and restated change of control contracts with materially similar terms to the original agreements but were amended to bring the contracts in compliance with Section 409A of the Internal Revenue Code.

Each change of control contract provides that in the event of a change of control termination, each of Messrs. Campbell, Grimes and/or Taylor, is entitled to receive a payment equal to the sum of two and 99/100 (2.99) times his annual base salary in effect on the date of termination plus two and 99/100 (2.99) times his average annual cash bonus paid during the two immediately preceding fiscal years. To the extent that an excise tax on excess parachute payments will be imposed on Messrs. Campbell, Grimes or Taylor under Section 4999 of the Internal Revenue Code as a result of such payment, we will pay him an additional amount sufficient to reimburse him for taxes imposed pursuant to Sections 280G and 4999 of the Internal Revenue Code. In addition, all stock options and restricted stock granted to Messrs. Campbell, Grimes or Taylor shall become fully vested and exercisable in accordance with the terms on the termination date. Alternatively, Messrs. Campbell, Grimes or Taylor may elect to receive an amount in cash equal to the greater of (i) the in-the-money value of the shares covered by all such options or (ii) the difference between the highest per share price for our shares paid in connection with the change of control and the per share exercise price of the options held by him, multiplied by the number of shares covered by all such options. Finally, we will pay Messrs. Campbell, Grimes or Taylor all legal fees incurred by him in connection with the change of control. The change of control contracts also require that Messrs. Campbell, Grimes and/or Taylor may not have an interest in a competitor either as an owner or an employee within 5 miles of a property owned by Mid-America at the time of a change of control termination for the period of two years.

Calculation of Benefits.  The following table includes an estimate of the potential payments we would be required to make upon termination of employment of the named executive officers in each of the circumstances described above. In providing the estimated potential payments, we have made the following general assumptions in all circumstances where applicable:

•	The date of termination is December 31, 2011;
•	The annual salary at the time of termination equals the 2011 base salary as established by the Compensation Committee for each executive officer;
•	There is no accrued and unpaid salary; and
•	There is no unpaid reimbursement for expenses incurred prior to the date of termination.

Name	Salary	Annual Bonus	Options	Stock Plans(1)	Taxes
Termination due to death, disability, or without cause in the absence of a change of control
H. Eric Bolton, Jr. CEO	$466,851.00	$729,455.00	$—	$523,043.10	$632,747.75
Termination without cause in anticipation of, on, or within three years after a change in control
H. Eric Bolton, Jr. CEO	$1,395,884.49	$2,071,184.96	$—	$523,043.10	$1,460,441.02
Albert M. Campbell, III EVP and CFO	$767,072.54	$532,961.15	$—	$246,384.45	$569,714.41
Thomas L. Grimes, Jr. EVP and Director of Property Management Operations	$727,009.53	$451,958.68	$—	$243,945.00	$524,696.87
James Andrew Taylor EVP and Director of Asset Management	$598,000.00	$341,046.88	$—	$206,977.95	$423,771.05

(1)	Amounts represent unvested restricted shares as of December 31, 2011, at the closing stock price on December 31, 2011.

Compensation Risks

We believe that any risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the company. Furthermore, the Compensation Committee believes that the nature of the various elements of executive compensation do not encourage management to assume excessive risks.

The Compensation Committee, with input from independent compensation consultants, extensively reviewed the elements of executive compensation to determine whether any portion of executive compensation encouraged excessive risk taking and concluded that the long-term nature of incentive plans tied to total shareholder return or other performance measurements discouraged excessive short-term risk taking. The Compensation Committee also determined that the capped nature of the long-term incentive plans would serve to discourage excessive or inappropriate risk taking in the long term. The Compensation Committee feels there is an appropriate mix of compensation elements to minimize any risk taking by executive officers.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As of December 31, 2011, the Compensation Committee consisted of Mr. Norwood, as Chairman, Mr. Horn, and Mr. Sansom. None of the current members of the Compensation Committee is or was an officer or employee of the company. During 2011, none of our named executive officers served as a director or member of the Compensation Committee of any other entity whose executive officers served on our Board of Directors or Compensation Committee.

DIRECTOR COMPENSATION TABLE

As part of their analysis, consultants hired by the Compensation Committee to advise on executive officer compensation programs also review our director compensation programs and offer the Compensation Committee guidance to ensure director compensation programs are appropriate. Directors who are our employees do not receive additional remuneration for serving as directors. In 2011, each non-employee director received $30,000 on an annual basis for serving on our Board of Directors. To compensate for their additional duties, the Audit Committee chairman received an additional $15,000, and other committee chairmen received an additional $7,500. Directors also received $1,500 for attending in person a meeting of the Board of Directors or a committee meeting not held in conjunction with a Board of Directors meeting, and $1,000 for attending by telephone a meeting of the Board of Directors or a committee meeting not held in conjunction with a Board of Directors meeting. In accordance with our Non-Qualified Deferred Compensation Plan For Outside Company Directors, the directors have the option of having phantom stock issued into a deferred compensation account in lieu of receiving cash. If directors choose to defer their compensation in this manner, the stock is then issued in two annual installments either in shares of our common stock or in a cash equivalent upon the director’s retirement from the Board of Directors.

Non-employee directors also received the equivalent of $50,000 worth of shares of our restricted common stock upon their election to our Board of Directors in May 2011. The shares vest after one year. At the discretion of the Compensation Committee, new directors appointed to our Board of Directors mid-term may receive a pro-rata grant of restricted stock based on the amount of time until the next Annual Meeting of Shareholders.

The table below represents the compensation earned by each non-employee director during 2011.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)(3)	Total ($)
Alan B. Graf, Jr.	$60,490.34	$49,967.04	$—	$—	$—	$36,272.90	$146,730.28
John S. Grinalds	$47,500.00	$49,967.04	$—	$—	$—	$36,172.57	$133,639.61
Ralph Horn	$47,527.24	$49,967.04	$—	$—	$—	$50,705.35	$148,199.63
Philip W. Norwood	$47,508.24	$49,967.04	$—	$—	$—	$16,723.08	$114,198.36
W. Reid Sanders	$47,463.23	$49,967.04	$—	$—	$—	$707.24	$98,137.51
William B. Sansom	$41,020.84	$49,967.04	$—	$—	$—	$9,819.32	$100,807.20

(1)	This column represents annual director fees, meeting fees and chairmen fees regardless of whether they were paid as cash or deferred by the director and issued as phantom stock in Mid-America’s Non-qualified Deferred Compensation Plan For Outside Company Directors.

(2)	This column represents the full grant date fair value in accordance with FASB ASC Topic 718 in the year of the grant. The restricted common stock awards that were earned in 2011 include the following grants:

Name	Date of Grant	Price of Grant	Number of Shares	Vesting Schedule	2011 ASC 718 Expense	Full Grant Date Fair Value
Alan B. Graf, Jr.	5/27/2010	$55.67	718	100% on May 27, 2011	$16,107.07	$39,971.06
John S. Grinalds	5/27/2010	$55.67	718	100% on May 27, 2011	$16,107.07	$39,971.06
Ralph Horn	5/27/2010	$55.67	718	100% on May 27, 2011	$16,107.07	$39,971.06
Philip W. Norwood	5/27/2010	$55.67	718	100% on May 27, 2011	$16,107.07	$39,971.06
W. Reid Sanders	5/27/2010	$55.67	718	100% on May 27, 2011	$16,107.07	$39,971.06
William B. Sansom	5/27/2010	$55.67	718	100% on May 27, 2011	$16,107.07	$39,971.06
(3)	This column represents the dividend reinvestment shares acquired in MAA’s Non-Qualified Deferred Compensation Plan For Outside Company Directors during the year.

AUDIT COMMITTEE REPORT

The Audit Committee has the responsibilities and powers set forth in its charter which include the responsibility to assist our Board of Directors in its oversight of our accounting and financial reporting principles and policies and internal audit controls and procedures, the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of the independent auditor and our internal audit function. The Audit Committee is also required to prepare this report to be included in our annual Proxy Statement pursuant to the proxy rules of the SEC.

Management is responsible for the preparation, presentation and integrity of our financial statements and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures to provide for compliance with accounting standards and applicable laws and regulations. The internal auditor is responsible for testing such internal controls and procedures. Our independent registered public accounting firm is responsible for planning and carrying out a proper audit of our annual financial statements, reviews of our quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures.

The Audit Committee has reviewed and discussed our audited financial statements for the year ended December 31, 2011 with management. In addition, the Audit Committee has discussed with Ernst & Young LLP, Mid-America’s independent registered public accounting firm, the matters required by Codification of Statement on Auditing Standards No. 114, the Sarbanes-Oxley Act of 2002, and other matters required by the charter of this committee.

The Audit Committee also has received the written disclosures and the letter from Ernst & Young LLP required by the Public Company Accounting Oversight Board Rule 3526, and has discussed with Ernst & Young LLP their independence from the company and its management.

The Audit Committee has received both management’s and the independent registered public accountant’s reports on internal control over financial reporting and has discussed the results of those audits. Management reported to the Audit Committee that no material weaknesses were identified by management during its assessment.

The Audit Committee has discussed with management and the independent registered public accountants such other matters and received such assurances from them as they deemed appropriate.

As a result of their review and discussions, the Audit Committee has recommended to the Board of Directors the inclusion of our audited financial statements in the annual report on Form 10-K for the year ended December 31, 2011, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE: Alan B. Graf, Jr. (Chairman) John S. Grinalds W. Reid Sanders

AUDIT AND NON-AUDIT FEES

The following table shows the fees paid or accrued by us for audit and other services provided by Ernst & Young LLP, our independent registered public accounting firm effective October 31, 2005, for the years ended December 31, 2011 and 2010.

	Audit Fees	Audit Related Fees	Tax Fees	All Other Fees	Total Fees
2011	$1,107,301	$—	$—	$1,960	$1,109,261
2010	$1,075,863	$—	$—	$1,995	$1,077,858

SEC rules under Section 202 of the Sarbanes-Oxley Act of 2002 require the Audit Committee to pre-approve audit and non-audit services provided by our independent registered public accounting firm. In 2002, our Audit Committee began pre-approving all services provided by our independent registered public accounting firm and has pre-approved all new services since that time.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Our Board of Directors proposes that Messrs. Bolton, Graf, Grinalds, Horn, Norwood, Sanders, and Sansom, all of whom are currently serving as directors, and Mr. Shorb be elected for a term of one year or until their successors are duly elected and qualified. We have no reason to believe that any nominee for Director will not agree or be available to serve as a director if elected. However, should any nominee become unable or unwilling to serve, the proxies may be voted for a substitute nominee or to allow the vacancy to remain open until filled by our Board of Directors. The presence of a quorum at the Annual Meeting, either in person or by written proxy, and the affirmative vote of a plurality of the votes cast at the meeting are necessary to elect a nominee as a director.

Our Board of Directors believes that it is necessary for our directors to possess a variety of background and skills in order to provide a broad voice of experience and leadership. When searching for new candidates, the Nominating and Corporate Governance Committee considers the evolving needs of our Board of Directors and searches for candidates that fill any current or anticipated future gap. When considering new directors, the Nominating and Corporate Governance Committee considers the amount of business management and education of a candidate, industry knowledge, conflicts of interest, public company experience, integrity and ethics, and commitment to the goal of maximizing stockholder value. The Nominating and Corporate Governance Committee does not have a policy about diversity, but does seek to provide our Board of Directors with a depth of experience and differences in viewpoints and skills. In considering candidates for our Board of Directors, the Nominating and Corporate Governance Committee considers both the entirety of each candidate’s credentials and the current and potential future needs of our Board of Directors. With respect to the nomination of continuing directors for re-election, the individual’s contributions to our Board of Directors are also considered.

All our directors bring unique skills to our Board of Directors, integrity, high ethical standards and a dedication to representing our shareholders. Furthermore, all of our directors live in states in which we currently have real estate investments. This provides them with geographic expertise related to our portfolio footprint. Certain individual qualifications and skills of our directors that contribute to our Board of Directors’ effectiveness as a whole are described below.

Information regarding each of the nominees for director is set forth below. Directors’ ages are given as of the date of this Proxy Statement.

NOMINEES FOR ELECTION

Terms will expire at the 2013 Annual Meeting

H. ERIC BOLTON, JR.

Mr. Bolton, age 55, has served as a director since February 1997. Mr. Bolton is our Chairman of the Board of Directors and Chief Executive Officer. Mr. Bolton joined us in 1994 as Vice President of Development and was named Chief Operating Officer in February 1996 and promoted to President in December 1996. Mr. Bolton assumed the position of Chief Executive Officer following the planned retirement of George E. Cates in October 2001 and became Chairman of the Board of Directors in September 2002. Mr. Bolton was with Trammell Crow Company for more than five years, and prior to joining us was Executive Vice President and Chief Financial Officer of Trammell Crow Realty Advisors. The other public company and registered investment company boards that Mr. Bolton has served on during the past five years are as follows:

Years Served on Board
Joined	Retired
2008	March 2010	Interstate Hotels and Resorts, Inc.

Committees: None

Key Attributes, Experiences and Skills:  Mr. Bolton brings to our Board ethical, decisive and effective leadership, extensive business and operating experience, and a tremendous knowledge of our company and the multi-family real estate industry. In addition, Mr. Bolton offers his broad strategic vision for our company. Mr. Bolton’s service as our Chairman and Chief Executive Officer creates a critical link between management and our Board, enabling our Board to perform its oversight function with the benefits of management’s perspectives on the business.

ALAN B. GRAF, JR.

Mr. Graf, age 58, has served as a director since June 2002. Mr. Graf is the Executive Vice President and Chief Financial Officer of FedEx Corporation, a position he has held since 1998 and is a member of FedEx Corporation’s Executive Committee. Prior to that time, Mr. Graf was Executive Vice President and Chief Financial Officer for FedEx Express, FedEx’s predecessor, from 1991 to 1998. Mr. Graf joined FedEx in 1980. Mr. Graf also serves on the board of Methodist LeBonheur Healthcare. The other public company and registered investment company boards that Mr. Graf has served on during the past five years are as follows:

Years Served on Board
Joined	Retired
2002	Present	NIKE, Inc.

Committees: Audit (Chairman)

Key Attributes, Experiences and Skills:  As a result of Mr. Graf’s 32-year career at FedEx Corporation, Mr. Graf offers valuable business leadership, management experience and offers insight and guidance on strategic direction and growth opportunities. Mr. Graf also provides financial expertise to our Board, including an understanding of financial statements, corporate finance, accounting and capital markets, as a result of his financial background and his service on the audit committee of NIKE, Inc.

JOHN S. GRINALDS

Major General John S. Grinalds USMC (Retired), age 74, has served as a director since November 1997. Mr. Grinalds served as the president of The Citadel from 1997 until August 2005. Prior to assuming the presidency of The Citadel, Mr. Grinalds was the headmaster of Woodberry Forest School. From 1959 to 1991, Mr. Grinalds rose to the rank of Major General in the United States Marine Corps. Mr. Grinalds is also a director of Immunoscience, Inc. The other public company and registered investment company boards that Major General Grinalds has served on during the past five years are as follows:

Years Served on Board
Joined	Retired
2005	2009	Carolina First Bank (The South Financial Group)

Committees: Audit

Key Attributes, Experiences and Skills:  Major General Grinalds provides principled leadership, which was the cornerstone of both his distinguished military career and his presidency at The Citadel where he was lauded for integrating leadership and ethics into all aspects of campus life. Mr. Grinalds’ military service enables him to offer keen insight into strategic planning and organizational development.

RALPH HORN

Mr. Horn, age 71, has served as a director since April 1998. Mr. Horn was elected President, Chief Operating Officer, and a director of First Tennessee National Corporation, or FTNC, now First Horizon National Corporation, in July 1991 and Chief Executive Officer in April 1994. Mr. Horn was elected Chairman of the Board of Directors of FTNC in January 1996. Mr. Horn served as Chief Executive Officer and President of FTNC until July 2002, and as Chairman of the Board of Directors through December 2003. The other public company and registered investment company boards that Mr. Horn has served on during the past five years are as follows:

Years Served on Board
Joined	Retired
1995	2008	Harrah’s Entertainment, Inc.
2001	Present	Gaylord Entertainment Corporation — Lead Director

Committees: Nominating and Corporate Governance (Chairman), Compensation

Key Attributes, Experiences and Skills:  Mr. Horn offers valuable business, leadership and management, and strategic planning experience which he gained during his tenure as Chief Executive Officer and Chairman of First Horizon National Corporation. In addition, Mr. Horn provides valuable insight from his experience serving as a director of a number of other large public companies, which has provided him with extensive corporate governance experience, capital market experience and financial expertise.

PHILIP W. NORWOOD

Mr. Norwood, age 64, has served as a director since August 2007. Mr. Norwood has served as the President and Chief Executive Officer of Faison Enterprises, Inc., a real estate development and investment company, since 1994. Prior to joining Faison Enterprises, Inc., Mr. Norwood held several positions for Trammell Crow Company. Mr. Norwood is a member of several real estate associations.

Committees: Compensation (Chairman), Nominating and Corporate Governance

Key Attributes, Experiences and Skills:  Mr. Norwood offers extensive and in-depth real estate knowledge and experience, as well as capital markets and financial expertise, as a result of his 32-year career in the real estate industry and extensive participation in some of the most prominent real estate associations. This knowledge and experience allows him to offer astute insight into operational and strategic matters as well as potential acquisitions and divestitures. In addition, Mr. Norwood’s industry specific operational experience makes him uniquely qualified to serve as the Chairman of the Compensation Committee as he has a keen understanding of executive compensation, its impact on recruitment and retention and the alignment of management and shareholder interests.

W. REID SANDERS

Mr. Sanders, age 62, has served as a director since March 2010. Mr. Sanders is the Co-Founder and former Executive Vice President of Southeastern Asset Management, and the former President of Longleaf Partners Funds. Prior to co-founding Southeastern Asset Management in 1975, Mr. Sanders served as an investment officer and worked in credit analysis and commercial lending in the banking industry from 1971 to 1975. Mr. Sanders currently serves on the Board of Directors for Independent Bank, serves on the Investment Committee at Cypress Realty, a limited partnership involved in commercial real estate, and is on the Advisory Board of SSM Venture Partners. The other public company and registered investment company boards that Mr. Sanders has served on during the past five years are as follows:

Years Served on Board
Joined	Retired
2009	Present	Two Harbors Investment Corp.
2004	2007	Two Rivers Capital Management
2001	2006	Harbor Global Company, Ltd

Committees: Audit

Key Attributes, Experiences and Skills:  Mr. Sanders offers financial expertise and valuable insight into the capital markets stemming from his 40-year career in the financial industry. Mr. Sanders’ understanding of financial statements, corporate finance, and accounting makes him a valued member of the Audit Committee. In addition, Mr. Sanders’ service on the Investment Committee of a commercial real estate limited partnership allows him to provide valuable insights regarding the evaluation of potential acquisitions and divestitures.

WILLIAM B. SANSOM

Mr. Sansom, age 70, has served as a director since November 2006. Mr. Sansom is the Chairman of the Board of Directors, Chief Executive Officer and President of the H.T. Hackney Co. From 1979 to 1981, Mr. Sansom served as the Tennessee Commissioner of Transportation, and from 1981 to 1983 as the Tennessee Commissioner of Finance and Administration. Mr. Sansom serves as the Chairman of the Board of Directors of the Tennessee Valley Authority. The other public company and registered investment company boards that Mr. Sansom has served on during the past five years are as follows:

Years Served on Board
Joined	Retired
1995	2006	Martin Marietta Materials
2006	Present	Tennessee Valley Authority
1985	Present	First Horizon National Corporation
2001	Present	Astec Industries

Committees: Compensation, Nominating and Corporate Governance

Key Attributes, Experiences and Skills:  Mr. Sansom’s service as the Chief Executive Officer of the H.T. Hackney Co. provides valuable business leadership and management experience, including expertise leading a large organization with expansive operations depending on localized and empowered management, giving him a keen understanding of issues facing our operations. In addition, Mr. Sansom’s experience on the board of directors of the Tennessee Valley Authority, First Horizon National Corporation and Astec Industries has given him a strong understanding of risk management, corporate governance, compensation practices and capital markets.

GARY SHORB

Mr. Shorb, age 61, is the President and Chief Executive Officer of Methodist Le Bonheur Healthcare, an integrated healthcare system that comprises a seven-hospital operation centered in the Mid-South with over 11,000 employees. Rated as the number one hospital in the region (2011 – 2012) by U.S. News and World Report, Methodist Le Bonheur Healthcare received accolades in twelve specialties. Mr. Shorb joined Methodist Le Bonheur Healthcare in 1990 as Executive Vice President. Before joining Methodist Le Bonheur Healthcare, Mr. Shorb served as President of the Regional Medical Center in Memphis, Tennessee. Prior to his work in the healthcare industry, Mr. Shorb worked as a project engineer with Exxon and served as a lieutenant Commander in the U.S. Navy. Mr. Shorb serves on a number of civil and not-for-profit boards.

Key Attributes, Experiences and Skills:  As a result of Mr. Shorb’s long career at Methodist Le Bonheur Healthcare and senior leadership positions held prior to joining Methodist Le Bonheur Healthcare, Mr. Shorb offers valuable business leadership with expertise and experience in organizational development, management and business finance. As Chief Executive Officer of a large consumer and service based operation, Mr. Shorb brings insights and experience directly attributable to our service based operations.

Our Board of Directors recommends a vote “FOR” each of the Director nominees.

The affirmative vote of a plurality of the votes cast at the Annual Meeting, in person or by proxy, is required to elect the nominees as Directors.

PROPOSAL NO. 2
AMENDMENT TO THE CHARTER TO INCREASE THE NUMBER OF
AUTHORIZED SHARES OF COMMON STOCK TO 100,000,000

Background

On March 20, 2012, the Board of Directors authorized and approved an amendment to our Charter to increase the number of authorized shares of common stock to 100,000,000, or the Amendment. The Amendment is subject to your approval. Our Board of Directors recommends that you approve the Amendment.

The complete text of the Amendment is attached hereto as Appendix B. If the Amendment is approved by the shareholders, the Amendment will become effective upon filing with the Secretary of State of the State of Tennessee, which we expect to occur promptly after the 2012 Annual Meeting or any adjournment thereof. The text of the Amendment may vary, however, for such changes that are consistent with this proposal that we may deem necessary or appropriate.

Purpose of the Amendment

Our Board of Directors believes that the number of shares of common stock presently available for future issuance under our Charter is insufficient and has determined it to be in our company’s best interests and in the best interests of our shareholders to propose an increase to the number of authorized shares of common stock for general corporate purposes, potential capital raising transactions, stock splits, stock dividends or acquisitions. Our Board of Directors from time-to-time evaluates such opportunities and considers different capital structuring alternatives designed to advance our business strategy. As previously disclosed, our strategy for 2012 includes growth through multifamily property acquisitions between $250 million and $350 million with an additional planned investment of $80 million in development. Our Board of Directors believes that the additional shares of common stock will provide us with an enhanced flexibility to issue shares of common stock in the future without shareholder approval, except as may be required by law, regulation or stock exchange rules, to take advantage of market conditions or favorable opportunities without the potential expense or delay incident to obtain shareholder approval for a particular issuance.

Description of Our Common Stock

Currently, our Charter authorizes the issuance of up to 50,000,000 shares of common stock. As of March 16, 2012, 40,942,778 shares of common stock were issued and outstanding and 2,149,332 shares of common stock were reserved for issuance under our equity-based compensation programs and our At-the-Market equity offering program. If this proposal is approved by our shareholders, we will be authorized to issue up to 100,000,000 shares of common stock. Although we may consider issuing shares of common stock in the future for purposes of potential capital raising transactions, stock splits, stock dividends or acquisitions, there are currently no binding agreements or commitments with respect to the issuance of our common stock for any purpose.

The additional authorized shares of common stock, if and when issued, would be part of the existing class of common stock and would have the same rights and privileges as the shares of common stock presently outstanding. There are no preemptive rights related to the common stock.

Possible Effects on Holders of Our Common Stock

Our Board of Directors considered the possible negative impact the increase in the number of shares of common stock could have on the existing shareholders. Our Board of Directors believes that existing shareholders would experience dilution of their ownership interests as additional shares of common stock are issued. However, our Board of Directors concluded that any such negative impact would be outweighed by the positive effect on the shareholders resulting from our growth. Furthermore, our Board of Directors believes there is a potential negative impact to shareholders if we are unable to continue to raise the necessary capital for acquisition and growth needs.

Possible Anti-Takeover Effect

The Amendment could adversely affect the ability of third parties to take us over or change our control by, for example, permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of our Board of Directors or contemplating a tender offer or other transaction for the combination of us with another company that our Board of Directors determines is not in our best interests or in the best interests of our shareholders. The ability of our Board of Directors to cause us to issue substantial amounts of common stock without the need for shareholder approval, except as may be required by law, regulation or stock exchange rules, upon such terms and conditions as our Board of Directors may determine from time-to-time in the exercise of its business judgment may, among other things, be used to create voting impediments with respect to changes in our control or to dilute the stock ownership of holders of common stock seeking to obtain control of us. The issuance of common stock, while providing desirable flexibility in connection with possible acquisitions, financings and other corporate transactions, may have the effect of discouraging, delaying or preventing a change in our control. Our Board of Directors, however, does not intend or view the increase in our authorized common stock as an anti-takeover measure and is not aware of any attempt or plan to obtain control of us.

Availability of Dissenters’ Rights

Pursuant to the Tennessee Business Corporation Act, shareholders are not entitled to dissenters’ rights with respect to the Amendment.

Our Board of Directors recommends a vote “FOR” the amendment to the Charter to increase the number of authorized shares of common stock to 100,000,000.

Approval of this amendment requires the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the matter. Abstentions will have the same effect as an “Against” vote, but broker non-votes will have no effect.

PROPOSAL NO. 3
ADVISORY (NON-BINDING) VOTE TO APPROVE THE COMPENSATION OF OUR
NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that we provide our shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our “named executive officers,” as described under the headings “Compensation Discussion and Analysis” (page 18) and “Executive Compensation” (page 32) of this Proxy Statement.

As described in detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our named executive officers with the interests of our shareholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total shareholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. The advisory vote on executive compensation is an advisory, non-binding vote on the compensation of our “named executive officers,” as described in the Compensation Discussion and Analysis Section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in this Proxy Statement. The advisory vote on executive compensation is not a vote on our general compensation policies, compensation of the Board of Directors, or our compensation policies as they relate to risk management.

Our philosophy in setting compensation policies for executive officers has five fundamental objectives: (1) to align the financial interests of our executives’ interests with those of our shareholders both in the short and long term; (2) to provide incentives for achieving and exceeding annual and long-term performance goals; (3) to attract and retain a highly skilled team of executives by providing total compensation that is competitive with compensation at other well-managed REITs and real estate companies; (4) to reward superior corporate and individual performance achieved through ethical leadership; and (5) to appropriately reward executive officers for creating long-term shareholder value and returns. The Compensation Discussion and Analysis section starting on page 18 provides a more detailed discussion of the executive compensation program and compensation philosophy.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. The vote under this proposal is advisory, and therefore, not binding on us, our Board of Directors or the Compensation Committee. However, our Board of Directors, including the Compensation Committee, values the opinions of our shareholders and, to the extent there is any significant vote against the executive officer compensation as disclosed in this Proxy Statement, we will consider our shareholders’ concerns and evaluate what actions may be appropriate to address those concerns.

Our Board of Directors asks you to approve the following resolution:

RESOLVED, that the compensation paid to our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby approved.

Our Board of Directors recommends a vote “FOR” the advisory (non-binding) vote to approve the compensation of our named executive officers as disclosed in this Proxy Statement

Approval of this resolution requires the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the matter. Abstentions will have the same effect as an “Against” vote, but broker non-votes will have no effect.

PROPOSAL NO. 4
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is responsible for selecting our independent registered public accounting firm and has selected Ernst & Young LLP to audit our financial statements for the 2012 fiscal year. Accordingly, shareholder approval is not required to appoint Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2012. Our Board of Directors believes, however, that submitting the appointment of Ernst & Young LLP to the shareholders for ratification is a matter of good corporate governance. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting of Shareholders to make a statement if they so desire and to answer any appropriate questions.

In the event you do not ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm, the Audit Committee will reconsider the appointment of Ernst & Young LLP. Even if you do ratify the appointment, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it believes that such a change would be in the best interests of the company and its shareholders.

For ratification of the proposal to appoint Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012, the proposal must be approved by the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the matter. Abstentions will have the same effect as an “Against” vote, but broker non-votes will have no effect.

On behalf of the Audit Committee, our Board of Directors recommends a vote in favor of Proposal No. 4.

OTHER MATTERS

Our Board of Directors, at the time of the preparation of this Proxy Statement, knows of no business to come before the meeting other than that referred to herein. If any other business should come before the meeting, the person named in the enclosed proxy will have discretionary authority to vote all proxies in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Leslie B.C. Wolfgang Senior Vice President, Director of Investor Relations and Corporate Secretary
April 16, 2012

APPENDIX A

Non-GAAP Financial Measures

The GAAP reconciliation for FFO per Share growth and same store GOI growth is set forth below.

FFO Per Share Growth
(dollars in thousands except per share data)

	Twelve months ended December 31,
	2011	2010	Growth
Net income attributable to MAA	$48,821	$29,761
Depreciation and amortization of real estate assets	113,395	101,024
Asset Impairment	—	1,914
Net casualty (gain) loss and other settlement proceeds	619	(330)
Gain on properties contributed to joint ventures	—	(752)
Net casualty loss and other settlement proceeds of discontinued operations	12	—
Depreciation and amortization of real estate assets of discontinued operations	822	976
(Gain) loss on sales of discontinued operations	(12,799)	2
Depreciation and amortization of real estate assets of real estate joint ventures	2,262	1,896
Preferred dividend distribution	—	(6,549)
Net income attributable to noncontrolling interests	2,410	1,114
Premiums and original issuance costs associated with the redemption of preferred stock	—	(5,149)
Funds from operations	155,542	123,907
Weighted average common shares and units – Diluted	39,087	34,219
Funds from operations per share and unit – Diluted	$3.98	$3.62	9.9%
Change in FFO Calculation
Asset Impairment(1)		$(0.05)
Non-routine items:
Premiums and original issuance costs associated with the redemption of preferred stock		$0.15
Additional deleveraging		$0.02
Reduction in floating rate debt		$0.03
Funds from operations per share and unit as adjusted	$3.98	$3.77	5.5%

(1)	In accordance with then current guidance, originally disclosed 2010 FFO included asset impairment write-downs.

A-1

Same Store GOI Growth
(dollars in thousands)

	Twelve months ended December 31,
	2011	2010	Growth
Same store base GOI	$270,002	$259,745	3.9%
Revenue straight-line adjustment	(102)	(1,240)
Property taxes	(36,045)	(34,900)
Other non-management expenses	(10,000)	(10,286)
Total same store NOI	223,855	213,319
Non-same store	34,182	13,610
Total NOI	258,037	226,929
Held for sale NOI included above	(1,578)	(1,982)
Management fee income	1,017	680
Depreciation	(115,605)	(103,088)
Acquisition expense	(3,319)	(2,512)
Property management expense	(20,700)	(18,035)
General and administrative expense	(18,123)	(12,354)
Interest and other non-property income	574	837
Interest expense	(58,612)	(55,895)
Loss on debt extinguishment	(755)	—
Amortization of deferred financing costs	(2,902)	(2,627)
Asset impairment	—	(1,914)
Net casualty gain (loss) and other settlement proceeds	(619)	330
Gain on sale of non-depreciable and non-real assets	910	—
Gains on properties contributed to joint ventures	—	752
Loss from real estate joint ventures	(593)	(1,149)
Discontinued operations	13,499	903
Net income attributable to noncontrolling interests	(2,410)	(1,114)
Net income attributable to MAA	$48,821	$29,761

A-2

APPENDIX B

ARTICLES OF AMENDMENT TO THE
AMENDED AND RESTATED CHARTER
OF
MID-AMERICA APARTMENT COMMUNITIES, INC.

Pursuant to the provisions of Section 48-20-106 of the Tennessee Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Amended and Restated Charter:

1.	The name of the Corporation is Mid-America Apartment Communities, Inc.
2.	The first sentence of Article 6 shall be deleted in its entirety and replaced with the following:

The total number of shares of stock which the Corporation has authority to issue is 100 million (100,000,000) shares of Common Stock, $.01 par value per share, and twenty million (20,000,000) shares of Preferred Stock, $.01 par value per share.

3.	The Articles of Amendment require shareholder approval. The Articles of Amendment were duly approved and adopted by the Board of Directors on March 20, 2012 and by the shareholders of the Corporation on May 24, 2012.
4.	The Articles of Amendment will be effective upon filing with the Secretary of State of the State of Tennessee

Dated: ______________, 2012.

MID-AMERICA APARTMENT COMMUNITIES, INC.
By:
Name:
Title:

B-1

MAA

C/O AMERICAN STOCK TRANSFER
AND TRUST COMPANY
59 MAIDEN LANE
PLAZA LEVEL
NEW YORK, NY 10038

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DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees

01 H. Eric Bolton, Jr. 02 Alan B. Graf, Jr. 03 John S. Grinalds 04 Ralph Horn 05 Philip W. Norwood
06 W. Reid Sanders 07 William B. Sansom 08 Gary Shorb

The Board of Directors recommends you vote FOR proposals 2., 3. and 4..

	For	Against	Abstain
2. Amendment to the Charter to increase the number of authorized shares of common stock to 100,000,000.	☐	☐	☐
3. Advisory vote to approve named executive officer compensation.	☐	☐	☐
4. Ratification of appointment of Ernst & Young LLP as independent registered public accounting firm for fiscal year 2012.	☐	☐	☐

0000134405_1 R1.0.0.11699

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com .

MID-AMERICA APARTMENT COMMUNITIES, INC.
ANNUAL MEETING OF SHAREHOLDERS
MAY 24, 2012, 11:00 AM CDT

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints H. Eric Bolton, Jr., Leslie B.C. Wolfgang and Albert M. Campbell, III, and each of them, as proxies, each with the power to appoint such person's substitute, and hereby authorizes them to vote, as designated on the reverse side, all the shares of common stock of Mid-America Apartment Communities, Inc. held of record by the undersigned on March 16, 2012 at the Annual Meeting of Shareholders to be held on May 24, 2012, or any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS.

0000134405_2 R1.0.0.11699

Continued and to be signed on reverse side